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                                                                     EXHIBIT 2.1


                              DATED 1ST MARCH 2005



                         (1) INTELEK PROPERTIES LIMITED

                                       AND

                          (2) XCEL CORPORATION LIMITED

                                       AND

                                 (3) INTELEK PLC

                                       AND

                             (4) EMRISE CORPORATION


                 _______________________________________________

                                    AGREEMENT

                                   relating to
         the sale and purchase of the whole of the issued share capital of

                      Pascall Electronic (Holdings) Limited
                ________________________________________________



                                      THOMAS
                                     EGGAR



                                  76 Shoe Lane
                                     London
                                    EC1M 3JB
                               Tel: 0207 842 0000
                               Fax: 0207 842 3903



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CONTENTS
--------------------------------------------------------------------------------
CLAUSE                                                                      PAGE
1.       Interpretation........................................................1
2.       Condition.............................................................5
3.       Sale and purchase.....................................................6
4.       Purchase price........................................................6
5.       Completion............................................................8
6.       Warranties............................................................9
7.       Limitations on claims................................................11
8.       Pension Retention....................................................15
9.       Tax covenant.........................................................16
10.      Indemnities..........................................................16
11.      Restrictions on Vendor...............................................18
12.      Confidentiality and announcements....................................20
13.      Further assurance....................................................21
14.      Assignment...........................................................21
15.      Whole agreement......................................................21
16.      Variation and waiver.................................................22
17.      Costs................................................................22
18.      Guarantee Provisions.................................................22
19.      Notice...............................................................24
20.      Interest on late payment.............................................25
21.      Severance............................................................25
22.      Agreement survives completion........................................25
23.      Third party rights...................................................25
24.      Successors...........................................................25
25.      Counterparts.........................................................26
26.      Governing law and jurisdiction.......................................26

SCHEDULE

SCHEDULE 1        PARTICULARS OF THE COMPANY AND SUBSIDIARY...................27

Part 1.  The Company..........................................................27

Part 2.  The Subsidiary.......................................................27

SCHEDULE 2....................................................................29

SCHEDULE 3        COMPLETION..................................................30

Part 1.  Conduct between Exchange and Completion..............................30

Part 2.  What the Vendor shall deliver to the Purchaser at Completion.........31

Part 3.  Matters for the board meetings at Completion.........................33

SCHEDULE 4        WARRANTIES..................................................35



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Part 1.  General Warranties...................................................35
1.       Power to sell the company............................................35
2.       Shares in the company and Subsidiary.................................35
3.       Constitutional and corporate documents...............................36
4.       Information..........................................................37
5.       Compliance with laws.................................................37
6.       Licences and consents................................................37
7.       Insurance............................................................37
8.       Power of attorney....................................................37
9.       Disputes and investigations..........................................38
10.      Defective products and services......................................38
11.      Customers and suppliers..............................................39
12.      Competition..........................................................39
13.      Contracts............................................................40
14.      Transactions with the vendor.........................................41
15.      Finance and guarantees...............................................41
16.      Insolvency...........................................................42
17.      Assets...............................................................43
18.      Deleted intentionally................................................43
19.      Environmental........................................................43
20.      Intellectual property................................................44
21.      Information technology...............................................45
22.      Data protection......................................................46
23.      Employment...........................................................47
24.      Property.............................................................50
25.      Accounts.............................................................52
26.      Financial and other records..........................................53
27.      Changes since accounts date..........................................53
28.      Retirement benefits..................................................54

Part 2.  Tax Warranties.......................................................55
29.      General..............................................................55
30.      Chargeable gains.....................................................56
31.      Capital allowances...................................................56
32.      Distributions........................................................57
33.      Loan relationships...................................................57
34.      Close companies......................................................57
35.      Group relief.........................................................58
36.      Groups of companies..................................................58
37.      Deleted Intentionally................................................58
38.      Company residence and overseas interests.............................58
39.      Anti-avoidance.......................................................59
40.      Inheritance tax......................................................59
41.      VAT..................................................................59
42.      Stamp duty and stamp duty land tax...................................60

SCHEDULE 5        TAX COVENANT................................................61



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1.       Interpretation.......................................................61
2.       Covenant.............................................................65
3.       Payment date and interest............................................66
4.       Exclusions...........................................................67
5.       Recovery from third parties..........................................68
6.       Over-provisions and corresponding benefit............................69
7.       Purchaser's covenant.................................................70
8.       Corporation tax returns..............................................70
9.       Conduct of tax claims................................................72
10.      Grossing up..........................................................74
11.      Value added tax groups...............................................75
12.      Group Relief.........................................................75

SCHEDULE 6        PARTICULARS OF PROPERTIES...................................77

Part 1.  Freehold properties..................................................77

Part 2.  Leasehold properties.................................................77

Part 3.  Other real property..................................................78

SCHEDULE 7        ACCOUNTING POLICIES TO BE ADOPTED IN THE COMPLETION ACCOUNTS
                  AND NET ASSETS..............................................79



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THIS AGREEMENT is made the 1st day of March 2005

BETWEEN:

(1) INTELEK PROPERTIES LIMITED (a company incorporated and registered in England and Wales with company number 2487913) whose registered office is at PO Box 25, South Marston Park, Swindon, Wiltshire SN3 4TR ("THE VENDOR").

(2) XCEL CORPORATION LIMITED (a company incorporated and registered in England and Wales with company number 1969006) whose registered office is at Brunswick Road, Cobbs Wood, Ashford, Kent TN23 1EB ("THE PURCHASER").

(3) INTELEK PLC (a company incorporated and registered in England and Wales with company number 464296) whose registered office is at PO Box 25, South Marston Park, Swindon, Wiltshire SN3 4TR ("INTELEK").

(4) EMRISE CORPORATION whose principal executive office is at 9485 Haven Avenue, Suite 100, Ranchu Cucamonga CA 91730 ("PURCHASER'S GUARANTOR").


WHEREAS:

(A) Pascall Electronic (Holdings) Limited ("the Company") has an authorised share capital of (pound)823,080 divided into 300,640 Non-Cumulative Preference Shares of (pound)1 each, 215,250 Cumulative Redeemable Preference Shares of (pound)1 each and 307,190 ordinary shares of (pound)1 each.

(B) Further particulars of the Company and of its Subsidiary at the date of this agreement are set out in Schedule 1 (Particulars of the Company and its Subsidiary).

(C) The Vendor is the sole legal and beneficial owner of the entire issued share capital of the Company.

(D) The Vendor has agreed to sell and the Purchaser has agreed to buy the Sale Shares subject to the terms and the Condition of this agreement.

(E) The Vendor is part of a Group whose parent company is Intelek (a public limited company). As a result of the provisions of the Listing Rules, before any sale and purchase envisaged in this agreement can be completed, the shareholders of Intelek must first approve in a general meeting, the terms of this agreement.


NOW IT IS AGREED AS FOLLOWS:

1.       INTERPRETATION

1.1 The definitions and rules of interpretation in this clause apply in this agreement.

         ACCOUNTS: the audited financial statements of the Company and PEL as at and to the Accounts Date, comprising the individual accounts of the Company and PEL, including in each case the notes thereon and the auditor's and Directors' reports (copies of which are attached to the Disclosure Letter).

         ACTUARY: Alexander Forbes, Alexander Forbes House, 6 Bevis Marks, London, EC3A 7AF;

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         ACCOUNTS DATE: 31 March 2004.

         AGREED FORM: means any document the form of which is agreed by the parties to this agreement.

         BUSINESS: the business of the Company and its Subsidiary carried on at the Completion Date.

         BUSINESS DAY: a day (other than a Saturday, Sunday or public holiday) when banks in London are open for business.

         CAA 2001: the Capital Allowances Act 2001.

         CLAIM AND SUBSTANTIATED CLAIM: have the meanings set out respectively in Clause 7.

         COMPANY: Pascall Electronic (Holdings) Limited (a company incorporated and registered in England and Wales with company number 1756274) whose registered office is at PO Box 25, South Marston Park, Swindon, Wiltshire SN3 4TR.

         COMPANIES ACTS: the Companies Act 1985 and the Companies Act 1989.

         COMPLETION: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

         COMPLETION PAYMENT: the sum of (pound)3,100,000 (being the Purchase Price before any adjustment is made pursuant to clause 4) payable at Completion by the Purchaser to the Vendor in accordance with clause 5.4 but subject to the Pension Retention in accordance with clause 8.1.

         COMPLETION ACCOUNTS: the balance sheets of the Company and PEL at the date of Completion and their respective profit and loss accounts for the period from 1 April 2004 to the Completion Date prepared in accordance with clause 4.

         COMPLETION DATE: has the meaning given in clause 5.2.

         CONDITION: the condition set out in clause 2.1.

         CONNECTED: in relation to a person, has the meaning contained in section 839 of the ICTA 1988.

         CONTROL: in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

         (a) by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

         (b) by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

         and a CHANGE OF CONTROL occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it.

         DIRECTOR: each person who is a director or shadow director of the Company or its Subsidiary, the names of whom are set out in Schedule 1.

         DISCLOSED AND DISCLOSE: fairly disclosed in or under the Disclosure Letter.

         DISCLOSURE LETTER: the letter from the Vendor to the Purchaser with the same date as this agreement that is described as the Disclosure Letter, including the bundle of documents attached to it (" THE DISCLOSURE BUNDLE").

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         ENCUMBRANCE: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement.

         EVENT: has the meaning given in Schedule 5.

         FSMA: the Financial Services and Markets Act 2000.

         GROUP: in relation to a company (wherever incorporated) that company, any company of which it is a subsidiary (its holding company) and any other subsidiary of any such holding company; and each company in a Group is a member of the Group. Unless the context otherwise requires, the application of the definition of "Group" to any company at any time will apply to the company as it is at that time.

         ICTA 1988: the Income and Corporation Taxes Act 1988.

         IHTA 1984: the Inheritance Tax Act 1984.

         INTELEK DEBT: the inter-company indebtedness of the Company and its Subsidiary to the Vendor at Completion of approximately
         (pound)1,600,000 (one million six hundred thousand pounds).

         INTELLECTUAL PROPERTY RIGHTS: has the meaning given in paragraph 20.1 of Part 1 of Schedule 4.

         LISTING RULES: the listing rules of the London Stock Exchange plc.

         LOAN AGREEMENT: the agreement between the Company and the Purchaser to be entered into at the Completion Date under which the Purchaser agrees to lend the Company (pound)1,600,000 to enable the Company to repay the Intelek Debt.

         LONG STOP DATE: 6pm on 18th March 2005.

         MANAGEMENT ACCOUNTS: the unaudited management accounts of PEL for the period of ten months ended 31st January 2005 (a copy of which are attached to the Disclosure Letter).

         NET ASSETS: the net assets of PEL as shown in the Completion Accounts as agreed or determined in accordance with clause 4.

         PEL: Pascall Electronics Limited particulars of which are detailed in
         Part 2 of Schedule 1.

         PENSION RETENTION: the amount of (pound)800,000 to be paid into the Retention Account by the Purchaser out of the Completion Payment and to be dealt with in accordance with clause 8.

         PENSION SCHEME: the Intelek Pension Scheme which comprises 2 elements
         (i) the final salary section closed to new entrants/members from 31st December 1999 and (ii) a money purchase section which was opened to entrants/members from 1st January 2000 which scheme is approved under Chapter 1 of Part XIV of the ICTA 1988.

         PREVIOUSLY-OWNED LAND AND BUILDINGS: has the meaning given in paragraph
         24.1 of Part 1 of Schedule 4.

         PROPERTIES: has the meaning given in paragraph 24.1 of Part 1 of
         Schedule 4.

         PURCHASE PRICE: the purchase price for the Sale Shares to be paid by the Purchaser to the Vendor in accordance with clause 4.

         PURCHASER'S AUDITORS: Grant Thornton.

         PURCHASER'S SOLICITORS: Thomas Eggar, 11th Floor, 76 Shoe Lane, London EC4A 3JB.

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         RETENTION ACCOUNT: the retention account to be opened and operated by
         Hammonds, Solicitors pursuant to clause 8.1 to the order of the Purchaser's Solicitors and the Vendors' Solicitors.

         RMA: the "Return Material Authorisation" being the formal notification procedure of the Company and PEL used in connection with customer complaints and returns.

         SALE SHARES: the 140,320 Non-Cumulative Preference Shares of (pound)1 each and the 224,391 ordinary shares of (pound)1 each in the Company, all of which have been issued and are fully paid.

         SAXON HOUSE LEASE: the lease relating to the Saxon House Property dated 29 May 1985 between Bass Pensions Limited (1) PEL (2).

         SAXON HOUSE LANDLORD: the landlord under the Saxon House Lease.

         SAXON HOUSE PROPERTY: the leasehold property situated at Saxon House, Station Approach, Sunbury on Thames more particularly described in the Saxon House Lease.

         SHARE WARRANTIES: the Warranties in Part 1 of Schedule 4.

         SUBSIDIARY: in relation to a company wherever incorporated means a "subsidiary" as defined in section 736 of the Companies Act 1985 and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company.

         Unless the context otherwise requires:

         (a) the application of the definition of Subsidiary to any company at any time will apply to the company as it is at that time; and

         (b) references to "the Subsidiary" or "its Subsidiaries" are references to PEL.

         TAX COVENANT: the tax covenant as set out in Schedule 5.

         TAX OR TAXATION: has the meaning given in Schedule 5.

         TAX CLAIM: has the meaning given in Schedule 5.

         TAX WARRANTIES: the Warranties in Part 2 of Schedule 4.

         TAXATION AUTHORITY: has the meaning given in Schedule 5.

         TAXATION STATUTE: has the meaning given in Schedule 5.

         TCGA 1992: the Taxation of Chargeable Gains Act 1992.

         TMA 1970: the Taxes Management Act 1970.

         TRANSACTION: the transaction contemplated by this agreement or any part of that transaction.

         VATA 1994: the Value Added Tax Act 1994.

         VENDOR'S SOLICITORS: DLA Piper Rudnick Gray Cary UK LLP, Victoria Square House, Victoria Square, Birmingham B2 4DL.

         VENDOR'S AUDITORS: RSM Robson Rhodes LLP.

         WARRANTIES: the warranties in Schedule 4.

         WESTRIDGE LANDLORD: the landlord under the Westridge Property Lease.

         WESTRIDGE PROPERTY LEASE: the lease of the Westridge Property dated 29 May 1999 between Westridge Property Developments Limited (1) and PEL
         (2).

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         WESTRIDGE PROPERTY: the leasehold property situated at Westridge
         Business Park, Ryde, Isle of Wight more particularly described in the Westridge Property Lease.

1.2 Clause and schedule headings do not affect the interpretation of this agreement.

1.3      A "PERSON" includes a corporate or unincorporated body.

1.4 Words in the singular include the plural and in the plural include the singular.

1.5      A reference to one gender includes a reference to any other gender.

1.6 A reference to a statute or statutory provision is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.7      "WRITING" or "WRITTEN" includes faxes but not e-mail.

1.8 Documents expressed to be in "AGREED FORM" are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

1.9 References to clauses and Schedules are to the clauses and Schedules of this agreement; references to paragraphs are to paragraphs of the relevant Schedule.

2.       CONDITION

2.1 Completion of this agreement is conditional on the shareholders of Intelek in general meeting passing a resolution to approve the terms of this agreement. If the Condition is not satisfied by the Long Stop Date (or such later date as may be agreed by the parties) or prior to such date the Vendor and the Purchaser acknowledge in writing that the Condition is incapable of being satisfied by such date, this agreement shall cease to have effect immediately after that date and time except for:

         (a)      the provisions set out in clause 2.3; and

         (b) any rights or liabilities that have accrued under this agreement prior to such date and time.

2.2 Intelek undertakes that within 7 days of the date of this agreement it will issue the applicable notice and circular to its shareholders in accordance with the Listing Rules in which (subject to complying with their fiduciary duties) the board of directors of Intelek shall recommend to its shareholders that they approve the terms of this agreement in general meeting.

         2.3 The following provisions shall continue to have effect, notwithstanding failure to satisfy the Condition:

         (a)      clause 1 (Interpretation);

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         (b)      clause 2.1 (Condition);

         (c)      clause 12 (Confidentiality and announcements);

         (d)      clause 15 (Whole agreement);

         (e)      clause 16 (Variation and waiver);

         (f)      clause 17 (Costs);

         (g)      clause 18 (Notice); and

         (h)      clause 26 (Governing law and jurisdiction).

2.4 The Purchaser and the Vendor shall co-operate fully in all actions necessary to procure the satisfaction of the Condition including, but not limited to, the provision by all parties of all information reasonably necessary and providing such assistance as may reasonably be required.

3.       SALE AND PURCHASE

3.1 On the terms of this agreement and subject to the Condition, the Vendor shall sell, and the Purchaser shall buy, the Sale Shares with full title guarantee free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement.

4.       PURCHASE PRICE

4.1 The Purchase Price is (subject to adjustment pursuant to the provisions of clause 4.6) (pound)3,100,000 payable in cash at Completion to the Vendor's Solicitors.

4.2 The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Purchaser:

         (a)      as a result of a Substantiated Claim; or

         (b)      under clause 10; or

         (c)      under clause 4.6; or

         (d)      under the Tax Covenant.

4.3 The Purchaser shall procure that as soon as practicable and in any event within 6 weeks after Completion the Company and PEL prepare the Completion Accounts. The Completion Accounts shall (subject to taking into account the matters contained in Schedule 7) be prepared on an entirely consistent basis to the Accounts and on the basis of the same accounting policies, conventions standards and principles as the Accounts. The Purchaser shall also procure that PEL certifies the amount of the Net Assets. The cost of the preparation of the Completion Accounts and certification shall be borne by the Company and PEL as applicable. To facilitate the preparation of the Completion Accounts the Purchaser shall procure a stock take of PEL is conducted within 10 days of Completion to substantially verify the stock of PEL at Completion in accordance with normal industry practice and representatives of both the Vendor and the Purchaser shall be entitled to attend. Once prepared the Completion Accounts and PEL's certification of the Net Assets shall be submitted to the Vendor and Vendor's Auditors.

4.4 The parties shall disclose to the Company and PEL all relevant facts and information for the purposes of preparing the Completion Accounts and certifying the Net Assets. The Purchaser shall procure that the Company and PEL gives to the Vendor and the Vendor's Auditors all relevant facts information and documentation reasonably requested by them for the purpose of enabling them to review the draft Completion Accounts and the draft certification of Net Assets.

4.5 The draft Completion Accounts and the draft certificate of Net Assets shall be deemed to have been accepted by the Vendor unless the Purchaser receives notice to the contrary from the Vendor within 25 Business Days of their being delivered to the Vendor pursuant to clause
         4.3 specifying (i) the item or items disputed (ii) their reasons and
         (iii) how the draft Completion Accounts and certificate of Net Assets should be adjusted (the "NOTICE"). The Purchaser shall permit the Vendor to have such access as the Vendor may reasonably request to the accounts working papers and relevant personnel relating to the preparation of the draft Completion Accounts and draft certification of Net Assets so as to enable the Vendor to evaluate the draft Completion Accounts and the draft certificate of the Net Assets delivered to it. If the Purchaser and the Vendor resolve the matters raised in the Notice within 10 working days following receipt by the Purchaser of the Notice the draft Completion Accounts and certificate of Net Assets (adjusted as agreed between the Purchaser and the Vendor) will be deemed to have been accepted by the parties as final. If the Purchaser and the Vendor are unable to reach agreement in such 10 working day period the matters in dispute may at the written election of the Purchaser or Vendor be referred to the decision of an independent chartered accountant ("Independent Accountant") to be appointed in default of agreement between the parties within 7 days of the election being made, by the President for the time being of the Institute of Chartered Accountants in England and Wales upon the application of either the Vendor or the Purchaser. The Independent Accountant shall act as an expert and not as an arbitrator (and neither the Arbitration Act 1996 or any earlier or later enactments on arbitration shall apply). The Independent Accountant's decision shall be final and binding (in the absence of manifest error) on the parties for all purposes of this agreement. The Completion Accounts and certificate of Net Assets as adjusted to reflect the Independent Accountant's decision shall be deemed to be accepted by the parties as final. The costs of the Independent Accountant shall be apportioned between the parties as the Independent Accountant shall decide but all parties shall bear their own costs for presenting their case to the Independent Accountant.

4.6 If the Net Assets as certified amount to less than (pound)2,520,000 the Purchase Price for the Sale Shares shall be reduced by the amount of that shortfall on a pound for pound basis. The amount of any reduction shall be limited to the Completion Payment. For the purpose of this clause 4.6 the Vendor and the Purchaser agree that the net assets of the Company as disclosed by the Completion Accounts of the Company when consolidated with the Net Assets of PEL should have no effect on the Net Assets of PEL. If for any reason such consolidation results in the Net Assets of PEL being reduced then the Net Assets of PEL for the purposes of this clause 4.6 shall be taken to be the lower figure which results from such consolidation.

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4.7      If the Net Assets amount to a sum in excess of (pound)2,520,000 the
         Purchase Price shall be increased by the amount of that excess on a pound for pound basis.

4.8 The Vendor or Purchaser (as the case may be) undertake to pay the amount of any reduction or increase (as the case may be) in the Purchase Price to the Vendor or the Purchaser (as the case may be) in cash within 14 days after the Completion Accounts and certificate of Net Assets are deemed to be accepted pursuant to this clause 4 and failing payment in full within the period of 14 days the balance outstanding from time to time shall bear interest (as well after as before judgment) from the date of deemed acceptance pursuant to this clause 4 until actual payment at the rate of 3 per cent per annum above the base rate of Barclays Bank PLC from time to time.

5.   COMPLETION

5.1      Completion shall take place on the Completion Date:

         (a)      at the offices of the Purchaser's Solicitors; or

         (b) at any other place agreed in writing by the Vendor and the Purchaser.

5.2 "COMPLETION DATE" means 15th March 2005 but if the Condition has not been satisfied in accordance with clause 2 on or before that date, it means the second Business Day after it is satisfied provided that this is on or before the Long Stop Date.

5.3      The Vendor undertakes to the Purchaser:

         (a) to use its reasonable endeavours to ensure that the Business shall be conducted in the manner provided in Part 1 of
                  Schedule 3 from the date of this agreement until Completion and gives the Purchaser the undertakings set out in that Schedule;

         (b) that in the period between the date of this agreement and the Completion Date it will use its reasonable endeavours to procure that neither the Company nor its Subsidiary deliberately do or deliberately omit to do anything which would cause a breach of Warranty or make any Warranty untrue or misleading were it to be repeated at Completion. The Purchaser acknowledges that the Vendor will not be liable for any breach of this clause 5.3(b) that is caused by circumstances or actions outside of the reasonable control of the Vendor or the Company or its Subsidiary.

5.4      At Completion the Vendor shall:

         (a)      deliver the documents and evidence set out in Part 2 of
                  Schedule 3;

         (b) procure that a board meeting of the Company and its Subsidiary is held at which the matters identified in Part 3 of Schedule 3 are carried out;

         (c) deliver any other documents referred to in this agreement as being required to be delivered by them;

         (d) deliver a certified copy of the resolution passed by the shareholders of Intelek authorising the Transaction;

         (e) deliver a certified copy of the resolution passed by the board of directors of the Vendor approving the Transaction and the execution and delivery by the officers specified in the resolution of this agreement, and any other documents referred to in this agreement as being required to be delivered by it;

         (f) deliver written confirmation in the agreed form from the Vendor confirming that upon receipt of the sum of (pound)1,600,000 to be paid by the Purchaser to the Vendor on behalf of the Company and its Subsidiary the Vendor shall accept the same in full and final settlement of the Intelek Debt; and

         (g) deliver a written undertaking from the Vendor's Solicitors in the agreed form that upon Completion and receipt of the monies in accordance with clause 5.5(b) they shall forthwith pay the same to the Vendor in discharge of the Intelek Debt

5.5      At Completion the Purchaser shall:

         (a) pay the Completion Payment less the Pension Retention by telegraphic transfer to the Vendor's Solicitors and shall pay the amount of the Pension Retention by telegraphic transfer to the Retention Account to be dealt with in accordance with Clause 8;

         (b) lend to the Company the sum of (pound)1,600,000 in accordance with the terms of the Loan Agreement which sum shall be transmitted by telegraphic transfer to the Vendor's Solicitors and shall, subject to the passing of a resolution of the Board of the Company in accordance with clause 5.4 (b), be paid to the Vendor who shall accept the same in full and final settlement of the Intelek Debt; and

         (c) deliver a certified copy of the resolution passed by the board of directors of the Purchaser authorising the Transaction and the execution and delivery by the officers specified in the resolution of this agreement, and any other documents referred to in this agreement as being required to be delivered by it.

5.6 If the Vendor does not comply with the requirements of clause 5.4 or the Purchaser does not comply with the requirements of clause 5.5 in each case in any material respect then the other party may, without prejudice to any other rights it has:

         (a)      proceed to Completion; or

         (b)      rescind this agreement.

5.7 As soon as possible after Completion, the Vendor shall send to the Purchaser (at the Purchaser's registered office for the time being) all records, correspondence, documents, files, memoranda and other papers relating to the Company and its Subsidiary not required to be delivered at Completion, which are not kept at any of the Properties.

6.   WARRANTIES

6.1 The Purchaser is entering into this agreement on the basis of, and in reliance on, the Warranties.

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6.2      The Vendor warrants to the Purchaser as at the date of this agreement in the terms of the Warranties.

6.3 The Purchaser acknowledges that save in the case of fraud or fraudulent misrepresentation on the part of the Vendor it's sole remedy for breach of Warranty shall be in damages and the Purchaser shall have no right to rescind this agreement provided that if at any time before Completion the Purchaser becomes aware that a Warranty has been breached (or would have been breached had the Warranties been repeated at Completion) then the Purchaser may either proceed to Completion (in which case the Purchaser shall waive its right to bring a Claim in respect of such matter) or may as its sole remedy by notice in writing to the Vendor elect to rescind this agreement in which case this agreement shall cease to have effect immediately after that date and time except for the provisions set out in clause 2.3.

6.4 If at any time before or at Completion the Vendor becomes aware that a Warranty has been breached or would be breached had the Warranties been repeated at Completion it shall as soon as reasonably practicable notify the Purchaser in such detail in the possession of the Vendor to enable the Purchaser to make a reasonable assessment of the situation for the purposes of clause 6.3.

6.5 Warranties stated to be given "so far as the Vendor is aware" or "to the best of the Vendor's knowledge information and belief" or any similar such expression are deemed to be given after the Vendor has made all reasonable enquiries of the directors of the Company and its Subsidiary (but excluding Dr Brian Mazonas), Nicholas Stillwell, Guy Newham and Stuart Ellsbury, and the actual (as opposed to deemed or imputed) knowledge of each of the Vendor's Solicitors and the auditors of the Company and its Subsidiary (but not further or otherwise).

6.6 Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

6.7 Unless specifically stated to the contrary in this agreement the rights and remedies of the Purchaser in respect of any breach of the Warranties and the Tax Covenant shall not be affected by Completion, by any investigation made by it or on its behalf into the affairs of the Company or its Subsidiary, by its failing to exercise or delaying the exercise of any right or remedy, or by any other event or matter, except a specific and duly authorised written waiver or release, and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

6.8 With the exception of the matters Disclosed, nothing the Purchaser knows, or which is a necessary consequence of facts within its knowledge, shall prevent or prejudice a Claim. Any document contained in the Disclosure Bundle shall only constitute a disclosure of the information contained in that document and not of any other matter or circumstances relating to or conclusion which might be drawn from the subject matter of that document which might give rise to a breach of any of the Warranties unless and to the extent that such other matter circumstances or conclusion is Disclosed expressly in the Disclosure Letter itself.

6.9 If the Purchaser is liable to pay Tax on any sum paid by the Vendor to the Purchaser as a result of a Substantiated Claim the amount so payable by the Vendor shall be increased by such amount as will ensure that (after payment of such Tax) the net receipt to the Purchaser is the same as it would have been were the payment by the Vendor not subject to Tax in the hands of the Purchaser.

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6.10     Clause 6.9 shall not apply to any Tax that the Purchaser is liable to pay to the extent that such Tax has already been taken into account in quantifying the liability of the Vendor under the Substantiated Claim.

6.11 If the Purchaser assigns the benefit of this agreement or any part thereof, the Vendor shall not be liable pursuant to clause 6.9, save to the extent that the Vendor would have been so liable had no such assignment occurred.

7.       LIMITATIONS ON CLAIMS

7.1 The definitions and rules of interpretation in this clause apply in this agreement.

         CLAIM: a claim under the Warranties;

         SHARE WARRANTY CLAIM: a claim under the Share Warranties;

         SUBSTANTIATED CLAIM: a Claim in respect of which liability is admitted by the party against whom such Claim is brought, or which has been adjudicated on by a Court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

         A Claim is CONNECTED with another Claim or Substantiated Claim if they all arise out of the occurrence of the same event or relate to the same subject matter.

7.2 This clause limits the liability of the Vendor in relation to any Claim and any claim under the Tax Covenant.

7.3 The aggregate liability of the Vendor for all Substantiated Claims and all claims under the Tax Covenant when taken together shall not exceed the Purchase Price (as adjusted in accordance with Clause 4) plus the amount of the Intelek Debt.

7.4 The Vendor shall not be liable for a Claim or a claim under the Tax Covenant unless:

         (a) the amount of a Substantiated Claim, or of a series of connected Substantiated Claims of which that Substantiated Claim is one, exceeds (pound)5,000;

         (b) the amount due in respect of a claim under the Tax Covenant exceeds (pound)5,000;

         (c) the amount of all Substantiated Claims and all claims under the Tax Covenant that are not excluded under Clause 7.4(a) and clause 7.4(b) when taken together, exceeds (pound)62,500 in which case the whole amount (and not just the amount by which the limit in this clause 7.4(c) is exceeded) is recoverable by the Purchaser.

7.5 The Vendor is not liable for any Claim to the extent that the Claim is in respect of a breach of Warranty and relates to matters Disclosed as permitted in this agreement.

7.6 The Vendor is not liable for a Claim or a claim under the Tax Covenant unless the Purchaser has given the Vendor notice in writing of the Claim or the claim under the Tax Covenant, specifying in reasonable detail the nature of the Claim or claim under the Tax Covenant and the amount claimed:

         (a) in the case of a claim made under the Tax Warranties or the Tax Covenant, within the period of seven years beginning with the Completion Date; and

         (b) in any other case, within the period of two years beginning with the Completion Date,

         and the liability of the Vendor for any Claim or claim under the Tax Covenant specified in such notice shall absolutely determine and cease (unless the amount payable in respect of the relevant Claim or claim under the Tax Covenant has been agreed by the Vendor within three months of the date of such written notice) if legal proceedings have not been instituted in respect of such Claim or claim under the Tax Covenant by the due service of process on the Vendor within twelve months of such written notice.

7.7 The Vendor shall have no liability whatsoever in respect of any Share Warranty Claim to the extent that the claim arises or is increased as a result of any act or omission on the part of the Purchaser, the Company or its Subsidiary after Completion (otherwise than in the ordinary course of trading) or would not have arisen but for the passing of or any change in after the date of this agreement, any law, rule, regulation, interpretation of the law or administrative practice of any government, governmental department, agency or regulatory body or increase in the rates of Taxation or any imposition of new Taxation.

7.8 The Vendor shall have no liability whatsoever for any Claim or claim under the Tax Covenant to the extent that any loss occasioned to the Purchaser or the Company or its Subsidiary is covered by a right to make recovery or claim indemnity or by a policy of insurance in force on the date of this agreement and payment is made under such indemnity or policy without any increase in premium or change in terms on any renewal of such policy in consequence thereof.

7.9      The Vendor shall have no liability for any Share Warranty Claim:

         7.9.1 to the extent that provision, reserve or allowance has been made in the Accounts or the Completion Accounts or was specifically referred to in the notes to the Accounts or the Completion Accounts in respect thereof or to the extent that payment or discharge thereof has been taken into account therein or in accordance with generally accepted accounting principles has not been so taken account of, or referred to; or

         7.9.2 to the extent that provision, reserve or allowance made in the Accounts or the Management Accounts or the Completion Accounts for any Taxation liability proves to be insufficient by reason of any increase in the rates of Taxation or variation in the method of applying, or calculating the rate of Taxation made after Completion whether or not with retrospective effect; or

         7.9.3 to the extent that the Purchaser fails to act in accordance with the reasonable request or directions of the Vendor pursuant to the provisions of clause 7.15.4 and the amount of the liability is thereby increased beyond what it would have been had the Purchaser acted in accordance with such request or directions, then in respect of the amount of such increase.

7.10 If any potential Claim under the Share Warranties arises by reason of a liability which is contingent only, then the Vendor will not be under any obligation to make a payment in respect of such Claim until such time as the contingent liability ceases to be contingent and becomes actual however this shall not prevent or delay the Purchaser from pursuing the Claim in accordance with this agreement.

7.11 The Vendor shall not be liable in respect of any breach of the Warranties if, and to the extent that, the loss incurred is or has been included in any claim under the Tax Covenant which has been satisfied in cleared funds, nor shall the Vendor be liable in respect of a claim under the Tax Covenant if, and to the extent that, the amount claimed is or has been included in a breach of the Warranties which has been satisfied in cleared funds.

7.12 Nothing in this clause 7 applies to a Claim or a claim under the Tax Covenant that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Vendor, its agents or advisers.

7.13 The Vendor shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties or Tax Covenant up to seven years after the Completion Date.

7.14 If the Purchaser becomes aware of any event which might give rise to a Share Warranty Claim, the following provisions shall apply:

         7.14.1 the Purchaser shall as soon as reasonably practicable give notice to the Vendor of the event and shall consult with the Vendor in respect of the event;

         7.14.2 the Purchaser shall provide to the Vendor and to the Vendor's professional advisers reasonable access to its personnel and to the relevant assets, documents and records within the Purchaser's power, possession or control for the purpose of investigating the event and enabling the Vendor to take such action as is referred to in clause 7.14.4 below;

         7.14.3 the Vendor (at its own expense) shall be entitled to take copies of any relevant documents or records and photograph any premises or assets as referred to in clause 7.14.2 above; and

         7.14.4   the Purchaser shall:

                  (a) take such action and institute proceedings and give such information and assistance as the Vendor may reasonably request to dispute, resist, appeal, compromise, defend, remedy or mitigate the event or enforce against any person any rights of the Purchaser in relation to the matter;

                  (b) in connection with any proceedings related to the event, use professional advisers approved (such approval not to be unreasonably withheld) by the Vendor; and

                  (c) take all reasonable steps to inform and consult with the Vendor in respect of the conduct of those proceedings and of any negotiations relating to them;

                  in each case subject to the Vendor indemnifying and securing the Purchaser to its reasonable satisfaction against any liability, costs, damages, penalties or expenses which may be incurred as a result of any request by the Vendor, provided that nothing in this clause shall require the Purchaser to take any action which, in the reasonable opinion of the Purchaser, could damage the commercial interests of the Purchaser or the Company or its Subsidiary.

          For the avoidance of doubt the provisions of clause 7.14.4 do not apply to the pursuance by the Purchaser of any Claim under the Tax Warranties or claim under the Tax Covenant against the Vendor.

7.15 If at any time the Purchaser, the Company or its Subsidiary becomes entitled to recover from some other person (including any Taxation Authority) any sum in respect of any Share Warranty Claim then the Purchaser shall or shall procure that the Company or the Subsidiary shall:

         7.15.1 undertake all reasonable steps necessary to enforce such recovery without being required to initiate litigation; and

         7.15.2 promptly supply all information which relates to such recovery to the Vendor including details of any steps taken to enforce such recovery and copies of all correspondence and documents relating to the same.

7.16 If the Vendor pays to the Purchaser an amount in respect of a Share Warranty Claim and the Purchaser, the Company or its Subsidiary subsequently recovers from a third party an amount referable to the event giving rise to such claim then:

         7.16.1 if the amount paid by the Vendor in respect of the Share Warranty Claim is more than the sum recovered, the Purchaser shall promptly pay the Vendor the sum recovered less the costs incurred by the Purchaser in recovering the same; and

         7.16.2 if the amount paid by the Vendor in respect of the Share Warranty Claim is less than or equal to the sum recovered (after deducting the costs incurred by the Purchaser in recovering the same) the Purchaser shall promptly pay the Vendor an amount equal to the amount paid by the Vendor.

7.17 If any amount is repaid to the Vendor by the Purchaser pursuant to clause 7.16.2 above, an amount equal to the amount so repaid shall be deemed never to have been paid by the Vendor for the purposes of paragraph 7.4 and accordingly shall not be treated as an amount in respect of which any liability has been incurred.

7.18 For the purposes of this paragraph the "sum recovered" means an amount equal to the amount recovered from the third party plus any repayment supplement in respect of the amount recovered from the third party under section 825 ICTA plus any interest in respect of the amount recovered from the third party, less the Purchaser's reasonable costs and expenses in pursuing such recovery.

7.19 Any payment to the Purchaser shall be deemed to be a reduction of the Purchase Price.

7.20 Notwithstanding the terms of any other Warranty, the only Warranties given by the Vendor to the Purchaser in connection with the Environment and Environmental Matters (as such terms are defined in paragraph 19 of Schedule 4) are the Warranties set out in Warranty 19 of Schedule 4. No other Warranties in this agreement are given or may be interpreted as being given by the Vendor in connection with the Environment and Environmental Matters.

7.21 Notwithstanding the terms of any other Warranty, the only Warranties given by the Vendor to the Purchaser in connection with the Properties are the Warranties set out in Warranty 24 of Schedule 4. No other Warranties in this agreement are given or may be interpreted as being given by the Vendor in connection with the Properties.

7.22 Notwithstanding the terms of any other Warranty, the only Warranties given by the Vendor to the Purchaser in connection with the Accounts and the Management Accounts are the Warranties set out in Warranty 25 of Schedule 4. No other Warranties in this agreement are given or may be interpreted as being given by the Vendor in connection with the Accounts and the Management Accounts.

7.23 No warranty given by the Vendor to the Purchaser in respect of the Environment, Environmental Matters, the Properties and/or the Accounts are given or may be interpreted as being given in respect of the subject matter of any Warranties set out in Schedule 4 other than the relevant Warranties at 19, 24 and 25 respectively.

8.       PENSION RETENTION

8.1 The Pension Retention shall on Completion be paid into the Retention Account which shall be opened by Hammonds, solicitors for and to the order of the Purchaser's Solicitors and the Vendor's Solicitors (together "the Solicitors") with Barclays Bank PLC at the best rate of interest then prevailing for such an account.

8.2 The Vendor shall procure that as soon as practicable and in any event within 30 days after Completion, the Actuary shall be instructed to certify the exact value of the proportionate amount attributable to PEL of the statutory shortfall in the Pension Scheme, assessed in accordance with Section 75 of the Pensions Act 1995 and the Occupational Pensions Scheme (Deficiency on Winding-up etc) Regulations 1996, being the debt due to the Scheme from PEL at Completion (being the time at which PEL ceased to be an "Associated Employer" in terms of Rule 34.1.5 of the Rules of the Pension Scheme) ("the Certificate")

8.3 The Vendor and Intelek shall and the Purchaser shall procure that PEL shall disclose to the Actuary all relevant facts and information for the purposes of preparing the Certificate.

8.4 The Vendor shall use its reasonable endeavours to procure delivery to the Purchaser of a copy of the Certificate as soon as reasonably practicable following Completion and no later than 90 days following Completion as provided in clause 8.2 (the Vendor being deemed to have accepted the Certificate by virtue of procuring the delivery of the Certificate to the Purchaser).

8.5 Upon receipt by the Purchaser of the Certificate the Purchaser and the Vendor shall forthwith instruct and authorise the Solicitors to instruct Hammonds to pay to the trustees of the Pension Scheme the sum specified in the Certificate from the Pension Retention provided that:

         (a) in the event that the Pension Retention is insufficient to meet the amount shown on the Certificate to be due from PEL to the Pension Scheme the Vendor undertakes to the Purchaser to pay the amount of any shortfall to the trustees of the Pension Scheme in cash within 14 days of receipt of the Certificate by the Purchaser;

         (b) if the Certificate discloses that the amount of the debt due from PEL to the Pension Scheme is less than the amount of the Pension Retention the Solicitors shall instruct that the balance of any monies after the payment to the trustees of the Pension Scheme standing to the credit of the Retention Account less all bank charges and costs and together with all accrued interest shall be paid by Hammonds to the Vendor.

9.       TAX COVENANT

         The provisions of Schedule 5 apply in this agreement.

10.      INDEMNITIES

10.1 The Saxon House Property is excluded from the sale and purchase of the Company and its Subsidiary and has been assigned from the Subsidiary to Intelek prior to the date of this agreement with the intention that the Purchaser, the Company and its Subsidiary shall have no liability whatsoever in respect of the Saxon House Property whether in respect of any matter which arose prior to or following the date of this agreement.

10.2 The Vendor undertakes to indemnify, and to keep indemnified, the Purchaser, the Company and its Subsidiary against all losses or liabilities (including, without limitation, any direct or indirect consequential losses, loss of profit , damages, claims, demands, proceedings, costs, expenses, penalties, legal and other professional fees and costs) which are suffered or incurred by any of them and which arise directly or indirectly in connection with the Saxon House Property.

10.3 The Purchaser undertakes to indemnify and to keep indemnified the Vendor and each member of the Vendor's Group against all losses or liabilities (including, without limitation, any direct, or indirect consequential losses, loss of profit, damages, claims, demands, proceedings, costs, expenses, penalties, legal and other professional fees and costs) which are suffered or incurred by any of them and which arise directly or indirectly in connection with the inability, for any reason whatsoever of the Vendor and/or Intelek to secure the release of the guarantee given by Intelek in favour of the Westridge Landlord in connection with the Westridge Property Lease and the refusal of the Westridge Landlord to accept the Purchaser's Guarantor as the substitute guarantor of the Westridge Property Lease.

10.4 The Purchaser and the Purchaser's Guarantor undertake to the Vendor and to each member of the Vendor's Group to co-operate fully in all actions reasonably required by the Westridge Landlord to procure the release of Intelek as guarantor of the Westridge Property Lease provided that for the avoidance of doubt the Purchaser and the Purchaser's Guarantor shall not be required to give any rent deposit, bank guarantee or other such security.

10.5 The Vendor, the Purchaser, Intelek, the Company and PEL acknowledge acceptance by Intelek that, as principal employer of the Pension Scheme it is, as at the date of this agreement, and will remain, responsible for the provision of funding to the Pension Scheme in respect of any liability which PEL may have, either now or in the future, to the Pension Scheme resulting from PEL's participation in the Pension Scheme prior to the Completion Date.

10.6 The Purchaser confirms on its own behalf and on behalf of PEL that (save as may be its duty and obligation in accordance with the law) it will not at any time procure, provoke, solicit, encourage or in any way assist with the formulation, origination or pursuit of any claim which may be brought or threatened against PEL by any person or body in relation to PEL's participation in the Pension Scheme or the provision, prior to the Completion Date, of any arrangements for pension or retirement benefits (whether benefits claimed as a result of actual pensionable service in the Pension Scheme or otherwise) by PEL.

10.7 In the event of any claim is brought or threatened by any person who, prior to the Completion Date, was or had been an employee of PEL which relates or is alleged to relate to PEL's participation in the Pension Scheme the Purchaser undertakes and confirms that it will (and it will procure that PEL will):

         (a) notify Intelek in writing as soon as reasonably practicable of the existence of such claim or threatened claim, and any supporting evidence relating to such claim as has been made known to the Purchaser or to PEL;

         (b) not communicate or correspond (except for acknowledging receipt and indicating the papers are being passed to Intelek and the Trustee of the Pension Scheme) with any claimant or any alleged or threatened claimant, save at such time, in such manner and in such form as may be determined or expressly agreed by Intelek (such agreement not to be unreasonably withheld or delayed), all subject to clause 10.8 hereof;

         (c) permit Intelek full conduct of such claim including the power to compromise or otherwise dispose of such claim without reference to PEL or to the Purchaser;

         (d) communicate as necessary with any body organisation tribunal or court (hereinafter collectively referred to as the "Communicator") where the Communicator contacts PEL and/or the Purchaser and where PEL and the Purchaser are bound to respond direct PROVIDED that PEL and the Purchaser will inform the Communicator that the Trustee of the Pension Scheme and Intelek are the only parties liable to members under the Pension Scheme from the Completion Date and will, wherever possible, direct the Communicator's enquiry to the Trustee of the Pension Scheme and/or Intelek. PEL and the Purchaser will forward without delay any correspondence from the Communicator to the Trustees of the Pension Scheme and Intelek and consult with them prior to taking any action.

10.8 In consideration of and subject to compliance with the undertakings contained in clause 10.7 by itself and by PEL, Intelek will indemnify and keep indemnified PEL against all and any claims made by any person who, prior to the Completion Date, was or had been an employee of PEL which relate to PEL's liability for the provision of pensions and like benefits via the Pension Scheme and will indemnify PEL and the Purchaser in respect of any fees charges fines and expenses in excess of (pound)250 reasonably incurred by PEL and the Purchaser in corresponding with the Communicator and with any third party who may directly contact PEL and the Purchaser with regard to the Pension Scheme.

11.      RESTRICTIONS ON VENDOR

11.1 The Vendor covenants with the Purchaser that it shall not and shall procure that each other member of its Group shall not:

         (a) at any time during the period of 3 years beginning with the Completion Date, in any geographic areas in which any business of the Company or its Subsidiary was carried on at the Completion Date, carry on or be engaged in any business which is in direct competition with any part of the Business as the Business was carried on at the Completion Date; or

         (b) at any time during the period of 4 years beginning with the Completion Date deal with or canvass, solicit or otherwise seek the custom of or interfere in the relationship with any person who at any time during the period of 12 months immediately preceding the Completion Date, was a client or customer of the Company or its Subsidiary for any goods or services in direct competition with any part of the Business as the Business was carried on at the Completion Date; or

         (c) at any time during the period of 3 years beginning with the Completion Date:

                  (i) offer employment to, enter into a contract for the services of, or attempt to entice away from the Company or its Subsidiary, any individual who is at the time of the offer or attempt, and was at the Completion Date, a director, officer or employee holding an executive or managerial position with the Company or its Subsidiary; or

                  (ii) procure or facilitate the making of any such offer or attempt by any other person; or

         (d) at any time after Completion, use in the course of any business:

                  (i)      the words "Pascall"; or

                  (ii) anything which is, in the reasonable opinion of the Purchaser, capable of confusion with such words, mark, name, design or logo; or

                  (iii) any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used exclusively by the Company or its Subsidiary.

         (e) at any time during a period of 3 years beginning with the Completion Date, solicit or entice away from the Company or its Subsidiary any supplier to the Company or its Subsidiary who had supplied goods or services to the Company or its Subsidiary at any time during the 12 months immediately preceding the Completion Date, if that solicitation or enticement causes or would cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to the Company or its Subsidiary.

11.2 Nothing in this clause 11 shall prevent the Vendor or any member of the Vendor's Group from:

         (a) carrying on or being engaged or economically interested in any business which at the Completion Date the Vendor or members of the Vendor's Group carry on or are engaged in;

         (b) employing any person whose employment with the Company or its Subsidiary is terminated after Completion by the Company or its Subsidiary (as applicable) however in the case of Adele McLachlan this exception shall not apply unless either (i) she is offered employment by the Vendor or any member of the Vendor's Group in a business division which is not engaged in any business which is in direct competition with any part of the Business or (ii) she is not offered employment until the earlier of (1) the expiry of twelve months from the termination of her employment by the Vendor or its Subsidiary and (2) the expiry of the period in clause 11.1(c);

         (c)      advertising generally for staff;

         (d) acquiring (whether by means of a share or asset purchase) as part of a larger acquisition any interest in any business which competes or which may compete with the Business ("Competitive Business"):

                  provided that:

                  (i) the acquisition of such Competitive Business is not a principle reason for such acquisition;

                  (ii) the Competitive Business shall not thereafter be carried on under a corporate or trading name incorporating "Pascall" or any colourable imitation of "Pascall";

                  (iii) the Competitive Business does not represent 15 per cent. or more of the total consolidated turnover of the business or assets being acquired.

11.3 The covenants in this clause 11 are intended for the benefit of the Purchaser, the Company and its Subsidiary and apply to actions carried out by the Vendor or any member of its Group in any capacity and whether directly or indirectly, on the Vendor's own behalf, on behalf of any other person or jointly with any other person.

11.4 Nothing in this clause 11 prevents the Vendor or any member of its Group from holding for investment purposes only:

         (a)      any units of any authorised unit trust; or

         (b) not more than 5% of any class of shares or securities of any company traded on any regulated stock exchange.

11.5 Each of the covenants in this clause 11 is a separate undertaking and shall be enforceable by the Purchaser separately and independently of its right to enforce any one or more of the other covenants contained in this clause 11. Each of the covenants in this clause 11 is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

11.6 The consideration for the undertakings contained in this clause 11 is included in the Purchase Price.

12.      CONFIDENTIALITY AND ANNOUNCEMENTS

12.1 Save as provided for in this clause 12, the Vendor undertakes to the Purchaser, and the Purchaser undertakes to the Vendor, to keep confidential the existence of this agreement and, in the case of the Vendor, all information which it has acquired about the Purchaser's Group (as such Group is constituted immediately before Completion) and, in the case of the Purchaser, all information which it has acquired about the Vendor , the Vendor's Group and the Company's Group (as such Group is constituted immediately before Completion), and to use the information only for the purposes contemplated by this agreement.

12.2     No party is required to keep confidential or to restrict its use of:

         (a) information that is or becomes public knowledge other than as a direct or indirect result of the information being disclosed in breach of this agreement; or

         (b) information that the parties agree in writing is not confidential; or

         (c) information about the Purchaser's Group, the Vendor's Group or the Company's Group that it receives from a source not connected with that Group and that it has acquired free from any obligation of confidence to any other person.

12.3 The Purchaser does not have to keep confidential or restrict its use of:

         (a) information about the Company and its Subsidiary after Completion; or

         (b) information that is known to the Purchaser before the date of this agreement and that it has acquired free from any obligation of confidence to any other person.

12.4 Any party may disclose any information that it is otherwise required to keep confidential under this clause 12:

         (a) to such professional advisers, consultants and employees or officers of its Group as are reasonably necessary to advise on this agreement, or to facilitate the Transaction, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

         (b)      with the written consent of all the other parties; or

         (c)      to the extent that the disclosure is required:

                  (i)      by law; or

                  (ii) by the Listing Rules, the City Code on Takeovers and Mergers, the rules of the United States Securities and Exchange Commission or any similar applicable regulations or similar regulatory body, Taxation Authority or securities exchange; or

                  (iii) to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange; or

                  (iv) under any arrangements in place under which negotiations relating to terms and conditions of employment are conducted; or

                  (v) to protect the disclosing party's interest in any legal proceedings, but shall use reasonable endeavours to consult the other parties and to take into account any reasonable requests they may have in relation to the disclosure before making it.

12.5 Each party shall supply any other party with any information about itself, its Group or this agreement as such other party may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which such other party is subject.

12.6 No party shall make any announcement relating to this agreement or its subject matter without the prior written approval of all the other parties except as required by law or by any legal or regulatory authority.

13.      FURTHER ASSURANCE

         The Vendor shall (at its expense) promptly execute and deliver all such documents, and do all such things, as the Purchaser may from time to time reasonably require for the purpose of giving full effect to the provisions of this agreement.

14.      ASSIGNMENT

14.1 Except as provided otherwise in this agreement, no party may assign, or grant any Encumbrance or security interest over, any of its rights under this agreement or any document referred to in it.

14.2 Each party that has rights under this agreement is acting on its own behalf.

14.3 The Purchaser may assign its rights under this agreement (or any document referred to in this agreement) but not its obligations to a member of its Group to whom it transfers the Sale Shares.

14.4     If there is an assignment:

         (a) the Vendor may discharge its obligations under this agreement to the assignor until it receives notice of the assignment; and

         (b) the assignee may enforce this agreement as if it were a party to it, but the Purchaser shall remain liable for any obligations under this agreement.

15.      WHOLE AGREEMENT

15.1 This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

15.2 Nothing in this clause 15 operates to limit or exclude any liability for fraud.

15.3 The Purchaser acknowledges that it has not entered into this agreement in reliance upon any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever other than those expressly set out in this agreement and the documents referred to herein.

16.      VARIATION AND WAIVER

16.1 Any variation of this agreement shall be in writing and signed by or on behalf of the parties.

16.2 Any waiver of any right under this agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

16.3 A party that waives a right in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

16.4 No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

16.5 No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

16.6 Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

17.      COSTS

17.1 Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

18.      GUARANTEE PROVISIONS

18.1 In consideration of the Purchaser agreeing to purchase the Sale Shares, Intelek as primary obligor unconditionally and irrevocably:

         (a) guarantees by way of continuing guarantee to the Purchaser the payment when due of all amounts payable by the Vendor under this agreement (the "Vendor Financial Obligations"); and

         (b) agrees that each time the Vendor fails to pay a Vendor Financial Obligation to the Purchaser when it is due under this agreement, Intelek shall on demand (without requiring the Purchaser first to take steps against the Vendor or any other person) pay such Vendor Financial Obligation to the Purchaser.

18.2 Each payment to be made by Intelek under this guarantee shall be payable by Intelek free and clear of all deductions or withholdings of any kind except for those required by law.

18.3 Intelek's obligation to guarantee the Vendor Financial Obligations shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations including without limitation:

         (a) any time or indulgence granted to, or composition with the Vendor or any other person;

         (b) the taking variation renewal or release of, or neglect to perfect or enforce this agreement against the Vendor;

         (c) any claim or purported (or actual) right of set-off by the Vendor against any member of the Purchaser's Group; or

         (d) any unenforceability or invalidity of any obligation of the Vendor so that this guarantee shall be construed as if there were no such obligation.

18.4 The Purchaser may appropriate any sum paid by the Vendor, Intelek or any other person or recovered or received on account of the Vendor Financial Obligations as the Purchaser sees fit, whether or not towards those obligations.

18.5 Intelek will reimburse the Purchaser for all legal and other costs (including VAT) incurred by the Purchaser's Group in connection with the enforcement of this guarantee.

18.6 In consideration of the Vendor agreeing to sell the Sale Shares, the Purchaser's Guarantor as primary obligor unconditionally and irrevocably:

         (a) guarantees by way of continuing guarantee to the Vendor payment when due of all amounts payable by the Purchaser under clause 10.3 of this agreement (the "Purchaser Financial Obligations"); and

         (b) agrees that each time the Purchaser fails to pay a Purchaser Financial Obligation to the Vendor when it is due under clause
                  10.3 of this agreement, the Purchaser's Guarantor shall on demand (without requiring the Vendor first to take steps against the Purchaser or any other person) pay such Purchaser Financial Obligation to the Vendor.

18.7 Each payment to be made by the Purchaser's Guarantor under this guarantee shall be payable by the Purchaser's Guarantor free and clear of all deductions or withholdings of any kind except for those required by law.

18.8 The Purchaser's Guarantor's obligation to guarantee the Purchaser Financial Obligations shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations including without limitation:

         (a) any time or indulgence granted to, or composition with the Purchaser or any other person;

         (b) the taking variation renewal or release of, or neglect to perfect or enforce this agreement against the Purchaser;

         (c) any claim or purported (or actual) right of set-off by the Purchaser against any member of the Vendor's Group; or

         (d) any unenforceability or invalidity of any obligation of the Purchaser so that this guarantee shall be construed as if there were no such obligation.

18.9 The Vendor may appropriate any sum paid by the Purchaser, the Purchaser's Guarantor or any other person or recover or received on account of the Purchaser Financial Obligations as the Vendor sees fit, whether or not towards those obligations.

18.10 The Purchaser's Guarantor will reimburse the Vendor for all legal and other costs (including VAT) incurred by the Vendor's Group in connection with the enforcement of this guarantee.

19.      NOTICE

19.1     A notice given under this agreement:

         (a)      shall be in writing;

         (b) shall be sent for the attention of the person, and to the address, specified in this clause 19 (or such other address as each party may notify to the others in accordance with the provisions of this clause 19); and

         (c)      shall be:

                  (i)      delivered personally; or

                  (ii) sent by pre-paid first-class post, recorded delivery or registered post.

19.2 The addresses for service of notice to each party is the address first above written in this agreement.

19.3     A notice is deemed to have been received:

         (a)      if delivered personally, at the time of delivery; or

         (b) in the case of pre-paid first class post, recorded delivery or registered post, 48 hours from the date of posting; or

         (c)      if deemed receipt under the previous paragraphs of this clause
                  19.3 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.

19.4 To prove service, it is sufficient to prove that the envelope containing the notice was properly addressed and posted.

19.5 The provisions of this clause 19 will not apply in the case of service of process relevant to any proceedings suit or action to the extent that such provisions are inconsistent with the Civil Procedure Rules.

20.      INTEREST ON LATE PAYMENT

20.1 Where a sum is required to be paid under this agreement (other than under the Tax Covenant) but is not paid before or on the date the parties agreed, the party due to pay the sum shall also pay an amount equal to interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period shall continue after as well as before judgment).

20.2 The rate of interest shall be 3% per annum above the base lending rate for the time being of Barclays Bank PLC. Interest shall accrue on a daily basis and be compounded quarterly.

20.3 This clause 20 is without prejudice to any claim for interest under the law.

21.      SEVERANCE

21.1 If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

21.2 If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

22.      AGREEMENT SURVIVES COMPLETION

         This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

23.      THIRD PARTY RIGHTS

23.1 Save as provided in clause 14.3 a person who is not a party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement but this shall not affect any right or remedy of a third party which exists or is available apart from that Act.

23.2 Each of the parties represents to the others that their respective rights to terminate, or agree any amendment, variation, waiver or settlement under this agreement are not subject to the consent of any person that is not a party to this agreement.

24.      SUCCESSORS

         The rights and obligations of the Vendor and the Purchaser under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

25.      COUNTERPARTS

         This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

26.      GOVERNING LAW AND JURISDICTION

26.1 This agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of England.

26.2 The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement.


IN WITNESS whereof the parties hereto have executed this agreement as a deed the day and year first above written:


                        SCHEDULE 1 PARTICULARS OF THE COMPANY AND SUBSIDIARY

                                        PART 1. THE COMPANY

-------------------------------------------------- -----------------------------------------------
NAME:                                              Pascall Electronic (Holdings) Limited
-------------------------------------------------- -----------------------------------------------
COMPANY'S REGISTRATION NUMBER:                     1756274
-------------------------------------------------- -----------------------------------------------
REGISTERED OFFICE:                                 Intelek plc, PO Box 25, Swindon, Wiltshire,
                                                   SN3 4TR
-------------------------------------------------- -----------------------------------------------
AUTHORISED SHARE CAPITAL                           (pound)823,080 divided into 300,640 Non-Cumulative
AMOUNT:                                            Preference Shares of (pound)1 each, 215,250
DIVIDED INTO:                                      Cumulative Redeemable Preference Shares of (pound)1
                                                   each and 307,190 ordinary shares of (pound)1 each.
-------------------------------------------------- -----------------------------------------------
ISSUED SHARE CAPITAL                               140,320 Non-Cumulative Preference Shares of
AMOUNT:                                            (pound)1 each and the 224,391 ordinary shares of
DIVIDED INTO:                                      (pound)1 each
-------------------------------------------------- -----------------------------------------------
REGISTERED SHAREHOLDERS:                            Intelek Properties Limited
-------------------------------------------------- -----------------------------------------------
BENEFICIAL OWNER OF SHARES (IF DIFFERENT):          N/A
-------------------------------------------------- -----------------------------------------------
DIRECTORS AND SHADOW DIRECTORS:                    Ian Brodie
                                                   Leonard Down
                                                   Kevin Edwards
-------------------------------------------------- -----------------------------------------------
SECRETARY:                                          Kevin Edwards
-------------------------------------------------- -----------------------------------------------


                             PART 2. THE SUBSIDIARY

-------------------------------------------------- -----------------------------------------------
NAME:                                              Pascall Electronics Limited
-------------------------------------------------- -----------------------------------------------
COMPANY'S REGISTRATION NUMBER:                     1316674
-------------------------------------------------- -----------------------------------------------
REGISTERED OFFICE:                                 Intelek plc, PO Box 25 , Swindon, Wiltshire
                                                   SN3 4TR
-------------------------------------------------- -----------------------------------------------
AUTHORISED SHARE CAPITAL
AMOUNT:                                            (pound)100,000
DIVIDED INTO:                                      100,000 ordinary shares of (pound)1 each
-------------------------------------------------- -----------------------------------------------
ISSUED SHARE CAPITAL
AMOUNT:                                            (pound)53,822
DIVIDED INTO:                                      53,822 ordinary shares of (pound)1 each
-------------------------------------------------- -----------------------------------------------
REGISTERED SHAREHOLDERS:                           Intelek Plc - 1 Ordinary
                                                   Pascall Electronic (Holdings) Ltd - 53,821
                                                   Ordinary
-------------------------------------------------- -----------------------------------------------
BENEFICIAL OWNER OF SALE SHARES (IF DIFFERENT):     N/A
-------------------------------------------------- -----------------------------------------------

                                       27



-------------------------------------------------- -----------------------------------------------
DIRECTORS AND SHADOW DIRECTORS:                    Leonard Down
                                                   Adele McLachlan
                                                   Ian Brodie
                                                   Kevin Edwards
                                                   Dr Brian Mazonas
-------------------------------------------------- -----------------------------------------------
SECRETARY:                                          Kevin Edwards
-------------------------------------------------- -----------------------------------------------

                                   SCHEDULE 2



                              Intentionally Deleted

                             SCHEDULE 3 COMPLETION


                PART 1. CONDUCT BETWEEN EXCHANGE AND COMPLETION

1. The Company and its Subsidiary shall carry on business in the normal course.

2.       The Company and its Subsidiary shall not:

         (a) dispose of any material fixed assets used or required for the operation of its business; or

         (b) allot or agree to allot any shares or other securities or options in respect of shares or securities, repurchase, redeem or agree to repurchase or redeem any of the shares; or

         (c)      pass any shareholder resolution; or

         (d) enter into, modify or agree to terminate any Material Contract (as defined in paragraph 13 of Part 1 of Schedule 4); or

         (e) incur any capital expenditure on any individual item in excess of (pound)10,000; or

         (f) borrow any sum other than amounts borrowed in the ordinary course of business and available to it at the date of this agreement; or

         (g) enter into any lease, lease hire or hire purchase agreement or agreement for payment on deferred terms; or

         (h)      pay any dividend or make any other distribution of its assets;
                  or

         (i) make, or agree to make, material alterations to the terms and conditions of employment (including benefits) of any of its directors, officers or employees; or

         (j) dismiss any of its senior employees or offer a contract of employment to any person at an annual salary (including any bonus package) of more than (pound)20,000; or

         (k) create any Encumbrance over any of its assets or its undertaking; or

         (l) institute, settle or agree to settle any legal proceedings relating to its business, except debt collection in the normal course of business; or

         (m) grant, modify, agree to terminate or permit the lapse of any Intellectual Property Rights or enter into any agreement relating to any such rights; or

         (n)      pay any management charge to the Vendor; or

         (o) incur any liability to the Vendor, other than trading liabilities incurred in the normal course of business; or

         (p) enter into any (or modify any subsisting) agreement with any trade union or any agreement that relates to any works council; or

         (q) vary the terms on which it holds any of the Properties or settle any rent review; or

         (r) make any material change to the accounting procedures or principles by reference to which its accounts are drawn up.

3. The Company or its Subsidiary may do anything falling within paragraph 2 of this Schedule 3 if the Purchaser has given its prior written consent (which shall not be unreasonably withheld or delayed).

4. The Company and its Subsidiary shall maintain in force insurance policies:

         (a)      that have limits of indemnity at least equal to; and

         (b)      the other terms of which are no less favourable than,

         those policies of insurance maintained by the Company or its Subsidiary on the date of this agreement.

5. The Vendor shall give to the Purchaser as soon as reasonably practicable reasonable details of any material change in the business, financial position or assets of the Company or its Subsidiary.

6.       The Vendor shall not:

         (a) induce, or attempt to induce, any of the employees of the Company or its Subsidiary, whether directly or indirectly, to terminate their employment before the Completion Date; or

         (b) incur any liabilities to the Company or its Subsidiary, other than trading liabilities incurred in the normal course of business.

7. No amendment, other than one made solely to comply with legislative requirements, shall be made to any agreements or arrangements for the payment of pensions or other benefits on retirement:

         (a) to present or former directors, officers or employees of the Company or its Subsidiary; or

         (b)      to the dependants of any of those people.

      PART 2. WHAT THE VENDOR SHALL DELIVER TO THE PURCHASER AT COMPLETION

1. At Completion, the Vendor shall deliver to the Purchaser the documents and evidence set out in this Part 2 of this Schedule 3:

         (a) transfers of the Sale Shares executed by the registered holder(s) in favour of the Purchaser;

         (b) the share certificates for the Sale Shares in the name of the registered holders or an indemnity in the agreed form for any lost certificates;

         (c) the waivers, consents and other documents required to enable the Purchaser to be registered as the holder of the Sale Shares;

         (d) the original of any power of attorney under which any document to be delivered to the Purchaser under this paragraph 1 has been executed;

         (e) certificates in respect of all issued shares in the capital of the Company's Subsidiary and transfers, in favour of any person the Purchaser directs, of all shares in the Subsidiary held by a nominee for the Company;

         (f) in relation to the Company and its Subsidiary, the statutory registers and minute books (written up to the time of Completion), the common seal, certificate of incorporation and any certificates of incorporation on change of name;

         (g) the written resignation, executed as a deed in the agreed form, of the directors and secretaries of the Company and its Subsidiary from their offices and employment with the Company or Subsidiary (save in respect of Leonard Down and Adele McLachlan who are not resigning as directors or employees of
                  PEL) in each case confirming in writing in the agreed form that they have no claim against the Company or its Subsidiary in respect of such resignation;

         (h) the written resignation of the auditors of the Company and its Subsidiary accompanied in each case by:

                  (i) a statement that there are no circumstances connected with the auditors' resignation which should be brought to the notice of the members or creditors of the Company or, in the case of a Subsidiary, of the Subsidiary; and

                  (ii) a written assurance that the resignation and statement have been, or will be, deposited at the registered office of the Company or Subsidiary in accordance with section 394 of the Companies Act 1985;

         (i) a certified copy of the minutes of the board meetings held pursuant to Part 3 of this Schedule 3;

         (j)      in relation to the Company and its Subsidiary:

                  (i) statements from each bank at which any of those companies has an account, giving the balance of each account at the close of business on the last Business Day before Completion;

                  (ii) all cheque books in current use and written confirmation that no cheques have been written since those statements were prepared;

                  (iii)    details of their cash book balances; and

                  (iv) reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered;

         (k) the land certificates, charge certificates, title deeds, leases and ancillary leasehold documents and other documents relating to the Properties as listed in the Disclosure Letter;

         (l) evidence, in agreed form, that any indebtedness or other liability of the kind described in paragraph 14 of Part 1 of
                  Schedule 4 has been discharged;

         (m) all charges, mortgages, debentures and guarantees to which the Company or its Subsidiary is a party and, in relation to each such instrument and any covenants connected with it:

                  (i)      a sealed discharge or release in the agreed form; and

                  (ii) if applicable, a sworn and completed Form 403a (declaration that part of the property or undertaking charged has been released from the charge);

         (n) a certified copy of the resolution(s) of the shareholders of the Intelek authorising and approving the Transaction;

         (o) a certified copy of the resolution adopted by the board of directors of the Vendor authorising and approving the Transaction;

         (p) the original letter dated 1st February 2005 from the trustees of the Pension Scheme to PEL in connection with the discharge of PEL's liability under the Pension Scheme;

         (q) in relation to the Vendor a Board minute confirming that the Board has resolved to forgo any dividend in respect of the non-cumulative preference shares in the Company held by the Vendor.

         (r) a certified copy of the stock transfer and share certificate evidencing that the 100 shares in Pascall Electronics Inc held by the Company have prior to Completion been transferred to the Vendor or a person nominated by it other than the Company or its Subsidiary.

              PART 3. MATTERS FOR THE BOARD MEETINGS AT COMPLETION

1. The Vendor shall cause a board meeting of the Company and its Subsidiary to be held at Completion, at which the matters set out in this Part 3 of this Schedule 3 shall take place.

2. A resolution to register the transfer of the Sale Shares shall be passed at such board meeting of the Company, subject to the transfer(s) being stamped at the cost of the Purchaser.

3. All directors, secretaries and auditors of the Company and its Subsidiary shall resign from their offices and employment with the Company or its Subsidiary with effect from the end of the relevant board meeting, except for Leonard Down and Adele McLachlan who shall remain directors and employees of PEL.

4. The people the Purchaser nominates shall be appointed as directors and secretary of the Company and its Subsidiary (but not exceeding any maximum number of directors contained in the relevant company's articles of association). The appointments shall take effect at the end of the board meeting.

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5.       Grant Thornton shall be appointed as the new auditors of the Company and its Subsidiary.

6. All the existing instructions and authorities to bankers shall be revoked and replaced with new instructions and authorities to those banks in the form the Purchaser requires.

7. The situation of the registered office of the Company and its Subsidiary shall be changed to the situation required by the Purchaser.

8. The Company shall resolve to enter into the Loan Agreement with the Purchaser and to instruct the Purchaser to pay the whole of the sum of (pound)1,600,000 to be received thereunder by the Vendor as full and final discharge of the Intelek Debt.

                                       34


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                              SCHEDULE 4 WARRANTIES


                           PART 1. GENERAL WARRANTIES

1.       POWER TO SELL THE COMPANY

1.1 The Vendor has taken all necessary action and has all requisite power and authority to enter into and perform this agreement and the other documents referred to in it.

1.2 This agreement and the other applicable agreed form documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Vendor in the terms of the agreement and such other documents.

1.3 Compliance with the terms of this agreement and the applicable agreed form documents referred to in it shall not as far as the Vendor is aware (save for any Change of Control clauses) breach or constitute a default under any of the following:

         (a) any agreement or instrument to which the Vendor is a party or by which it is bound; or

         (b) any order, judgment, decree or other restriction applicable to the Vendor.

2.       SHARES IN THE COMPANY AND SUBSIDIARY

2.1 The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid up.

2.2      The Vendor is the sole legal and beneficial owner of the Sale Shares.

2.3 Part 2 of Schedule 1 lists all the subsidiaries of the Company at the date of this agreement and sets out particulars of their allotted and issued share capital.

2.4 The Company is the sole legal and beneficial owner of the whole allotted and issued share capital of its Subsidiary.

2.5      The issued shares of the Subsidiary are fully paid up.

2.6 The Sale Shares and the shares of the Subsidiary are free from all Encumbrances.

2.7 No right or option has been granted to any person to require the Company or the Subsidiary to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company or its Subsidiary.

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2.8      No commitment has been given to create an Encumbrance affecting the
         Sale Shares or the issued shares of the Subsidiary (or any unissued shares or debentures or other unissued securities of the Company or its Subsidiary) or for them to issue any share capital and so far as the Vendor is aware no person has claimed any rights in connection with any of those things.

2.9      Neither the Company nor its Subsidiary:

         (a) holds or beneficially owns, or has agreed to acquire, any securities of any corporation other than its own Subsidiary; or

         (b) is or has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations); or

         (c) has, outside its country of incorporation, any branch or permanent establishment; or

         (d) has allotted or issued any securities that are convertible into shares.

2.10     Neither the Company nor its Subsidiary has at any time:

         (a)      purchased, redeemed or repaid any of its own share capital; or

         (b) given any financial assistance in connection with any acquisition of its share capital or the share capital of its holding company (as that expression is defined in section 736 of the Companies Acts) as it would fall within sections 151 to 158 (inclusive) of the Companies Acts.

2.11 So far as the Vendor is aware all dividends or distributions declared, made or paid by the Company and its Subsidiary have been declared, made or paid in accordance with its memorandum, articles of association, the applicable provisions of the Companies Acts and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

2.12 There are no dividends declared or due in respect of any of the Sale Shares that have not been paid in full at the date of this agreement and there are no rights in respect of any of the Sale Shares that have not been discharged

3.       CONSTITUTIONAL AND CORPORATE DOCUMENTS

3.1 The copies of the memorandum and articles of association of the Company and its Subsidiary Disclosed to the Purchaser or its advisers are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the law applicable are annexed or incorporated.

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3.2      All statutory books and registers of the Company and its Subsidiary have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has as far as the Vendor is aware been received.

3.3 All returns, particulars, resolutions and other documents which the Company or any of its Subsidiaries is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and filed or, as the case may be, delivered.

4.       INFORMATION

4.1      The particulars relating to the Company and its Subsidiary, set out in
         Schedule 1 of this agreement are accurate and not misleading.

5.       COMPLIANCE WITH LAWS

         Neither the Company nor its Subsidiary has received written notice that they are in breach of any law or regulation applicable to the conduct of the Business.

6.       LICENCES AND CONSENTS

6.1 So far as the Vendor is aware the Company and its Subsidiary has all necessary licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which its business is now carried on, all of which are so far as the Vendor is aware valid and subsisting.

6.2 So far as the Vendor is aware there is no reason why any of those licences, consents, permits and authorities should be suspended, cancelled, revoked or not renewed on the same terms.

7.       INSURANCE

7.1 Copies of all insurance policies in effect in respect of the Company and its Subsidiary are set out in the Disclosure Letter.

7.2 There are no material outstanding claims under or in respect of the validity of any of those policies and so far as the Vendor is aware, there are no circumstances likely to give rise to any claim under any of those policies.

7.3 All the insurance policies are in full force and effect, and as far as the Vendor is aware, nothing has been deliberately done or not done by the Company or its Subsidiary which could make any of them void or voidable.

8.       POWER OF ATTORNEY

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8.1      There are no powers of attorney in force given by the Company or its
         Subsidiary.

8.2 The Disclosure Letter sets out details of all persons who have authority to bind the Company and its Subsidiary in the ordinary course of business.

9.       DISPUTES AND INVESTIGATIONS

9.1 Neither the Company nor its Subsidiary nor their respective directors and as far as the Vendor is aware, any person for whom the Company or its Subsidiary is vicariously liable:

         (a) is engaged in any litigation, administrative, mediation or arbitration proceedings or other proceedings or hearings before any statutory or governmental body, department, board or agency (except for debt collection in the normal course of business); or

         (b) is so far as the Vendor is aware the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body.

9.2 No such proceedings, investigations or inquiries as are mentioned in paragraph 9.1 of this Schedule 4 have been threatened against the Company or its Subsidiary or so far as the Vendor is aware are pending and as far as the Vendor is aware there are no circumstances likely to give rise to any such proceedings.

9.3 The Company and its Subsidiary are not affected by any existing or so far as the Vendor is aware pending judgments or rulings and have not given any undertakings arising from legal proceedings to a court, governmental agency, regulator or third party.

10.      DEFECTIVE PRODUCTS AND SERVICES

In this paragraph 10 "Product" shall mean any product supplied by the Company or its Subsidiary.

10.1     The Disclosure Letter Discloses:

         (a) any notification received by the Company or its Subsidiary outside of the Company's and its Subsidiary's RMA procedure from any customer alleging that it has manufactured or supplied any Product which was at the time it was manufactured or supplied, faulty, defective, not appropriate for its intended purpose or has caused bodily injury or damage to any person or property or does not comply with any warranty or representation expressly made or implied by or on behalf of the Company or its Subsidiary or any laws, regulations, standards and requirements applicable to the Product;

         (b) all Product warranty claims which as at the date of this agreement have not yet been entered into the Company's and its Subsidiary's RMA procedure either from Rockwell Collins or in the case of any other Products with a value above (pound)1,000.

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

10.2 No written notice has been received by the Company or its Subsidiary that legal proceedings have been started, and so far as the Vendor is aware no legal proceedings are pending or have been threatened against the Company or its Subsidiary in which it is claimed that any Products manufactured or supplied by them are defective, not appropriate for their intended use or have caused bodily injury or material damage to any person or property when applied or used as intended.

10.3 No written notice has been received by the Company or its Subsidiary that legal proceedings have been started and so far as the Vendor is aware there are no outstanding liabilities or claims pending or threatened against the Company or its Subsidiary in respect of any services supplied by the Company or its Subsidiary for which it is alleged that the Company or its Subsidiary is liable and so far as the Vendor is aware no dispute exists between the Company or its Subsidiary and any of their respective customers or clients.

11.      CUSTOMERS AND SUPPLIERS

11.1 In the 12 months ending with the date of this agreement, neither the business of the Company nor of its Subsidiary has other than in the ordinary course of business been materially affected in an adverse financial manner as a result of any one or more of the following things happening to the Company or its Subsidiary:

         (a)      the loss of any of its material customers or suppliers; or

         (b) a material reduction in trade with its customers or in the extent to which it is supplied by any of its suppliers; or

         (c) a material change in the terms on which it trades with or is supplied by any of its customers or suppliers.

12.      COMPETITION

12.1     The definition in this paragraph applies in this agreement.

         COMPETITION LAW: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

12.2 So far as the Vendor is aware neither the Company nor its Subsidiary is engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company or its Subsidiary conduct business and so far as the Vendor is aware no Director is engaged in any activity which would be an offence or infringement under any such Competition Law.

12.3 As far as the Vendor is aware, neither the Company nor its Subsidiary is the direct subject of any investigation, inquiry or proceedings by any relevant government body, agency or authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Company or its Subsidiary conducts business.

12.4 As far as the Vendor is aware, neither the Company nor its Subsidiary is the direct subject of any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency or authority responsible for enforcing the Competition Law of any jurisdiction and neither the Company nor its Subsidiary have given any undertakings or commitments to such bodies which affect the conduct of the Business.

12.5 Neither the Company nor its Subsidiary is in receipt of any payment, guarantee, financial assistance or other aid from the government or any state body which was not, but should have been, notified to the European Commission under Article 88 of the EC Treaty for decision declaring such aid to be compatible with the common market.

13.      CONTRACTS

13.1     The definition in this paragraph applies in this agreement.

         MATERIAL CONTRACT: any customer, supplier or lease finance agreement, arrangement or series of arrangements to which the Company or any of its Subsidiary is a party or is bound which has more than three months to run from the date of this agreement and which involves an aggregate consideration payable by or to the Company or its Subsidiary in excess of (pound)15,000.

13.2     Copies of the Material Contracts are attached to the Disclosure Letter.

13.3 Neither the Company nor its Subsidiary is a party to or subject to any Material Contract which is not on arm's length terms.

13.4 Each Material Contract is in full force and effect and so far as the Vendor is aware binding on the parties to it. So far as the Vendor is aware neither the Company nor its Subsidiary have defaulted under or breached a Material Contract and;

         (a) so far as the Vendor is aware no other party to a Material Contract has defaulted under or breached such a contract; and

         (b) so far as the Vendor is aware no such default or breach by the Company, its Subsidiary or any other party has been threatened.

13.5 So far as the Vendor is aware no written notice of termination of any Material Contract has been received or served by the Company or its Subsidiary and so far as the Vendor is aware there are no grounds for determination, rescission, avoidance, repudiation or a material change in the terms of any Material Contract.

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14.      TRANSACTIONS WITH THE VENDOR

14.1 There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and any of the following, or between the Company's Subsidiary and any of the following:

         (a) the Vendor or any member of the Vendor's Group or person Connected with the Vendor; or

         (b)      any director of a member of the Vendor's Group; or

         (c)      any person Connected with such a member or director.

14.2 As far as the Vendor is aware neither the Vendor nor any person Connected with the Vendor is entitled to a claim of any nature against the Company or its Subsidiary or has assigned to any person the benefit of a claim against the Company or the Subsidiary to which the Vendor or a Connected person would otherwise be entitled.

15.      FINANCE AND GUARANTEES

15.1 The Company and its Subsidiary have no indebtedness in respect of any borrowings or other financial obligations to any bank or other third party lender other than to trade creditors in the ordinary course of their business.

15.2 No guarantee, debenture, mortgage, charge, pledge, lien, assignment or other security agreement or arrangement has been given by or entered into by the Company or its Subsidiary or so far as the Vendor is aware any third party in respect of borrowings or other financial obligations of the Company or its Subsidiary or any third party.

15.3 Neither the Company nor its Subsidiary has any outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to the Company or its Subsidiary other than debts that have arisen in the normal course of business.

15.4     Neither the Company nor its Subsidiary has:

         (a) factored any of its debts or discounted any of its debts or engaged in financing of a type which would not need to be shown or reflected in the Accounts; or

         (b) as far as the Vendor is aware waived any right of set-off it may have against any third party.

15.5 All debts (less any provision for bad and doubtful debts) owing to the Company or its Subsidiary reflected in the Accounts and all debts subsequently recorded in the books of the Company and its Subsidiary have either prior to the date of this agreement been realised or will, within six months after the Completion Date, realise their full amount as included in those Accounts or books in cash.

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15.6     As far as the Vendor is aware neither the Company nor its Subsidiary has received any notice whose terms have not been materially complied with and/or materially carried out from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of the Company or its Subsidiary.

15.7 Neither the Company nor any of its Subsidiaries is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

15.8 Particulars of the balances of all the bank accounts of the Company and its Subsidiaries, showing the position as at the day immediately preceding the date of this agreement, have been Disclosed and the Company and its Subsidiaries have no other bank accounts. Since those particulars were given, there have been no payments out of those accounts other than routine payments in the ordinary course of business.

15.9 So far as the Vendor is aware a Change of Control of the Company will not result in:

         (a) termination of or material effect on any financial agreement or arrangement to which the Company, or any of its Subsidiaries, is a party or subject; or

         (b) any indebtedness of the Company or of any of its Subsidiaries becoming due, or capable of being declared due and payable, prior to its stated maturity.

16.      INSOLVENCY

16.1     Neither the Company nor its Subsidiary:

         (a) is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other insolvency legislation applicable to the company concerned; and

         (b)      has stopped paying its debts as they fall due.

16.2 As far as the Vendor is aware no step has been taken to initiate any process by or under which:

         (a) the ability of the creditors of the Company, or of its Subsidiary, to take any action to enforce their debts is suspended, restricted or prevented; or

         (b) some or all of the creditors of the Company or of its Subsidiary accept, by agreement or in pursuance of a court order, an amount less than the sums owing to them in satisfaction of those sums with a view to preventing the dissolution of the Company or its Subsidiary; or

         (c) a person is appointed to manage the affairs, business and assets of the Company, or its Subsidiary, on behalf of the Company's, or its Subsidiary' creditors; or

         (d) the holder of a charge over the Company's assets or over its Subsidiary' assets is appointed to Control the business and assets of the Company or its Subsidiary.

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16.3     In relation to the Company and its Subsidiary:

         (a)      no administrator has been appointed;

         (b) so far as the Vendor is aware no documents have been filed with the court for the appointment of an administrator; and

         (c) no notice of an intention to appoint an administrator has been given by the relevant company, its directors or by a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986).

16.4 So far as the Vendor is aware no process has been initiated which could lead to the Company or its Subsidiary being dissolved and its assets being distributed among the relevant company's creditors, shareholders or other contributors.

16.5 No distress, execution or other process has actually been levied on an asset of the Company or its Subsidiary.

17.      ASSETS

17.1 The Company or its Subsidiary is the full legal and beneficial owner of all the assets included in the Accounts, and any assets acquired since the Accounts Date, except for those disposed of since the Accounts Date in the normal course of business.

17.2 None of the assets shown in the Accounts or used by the Company or its Subsidiary is the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms or is the subject of any licence or factoring arrangement or other Encumbrance.

17.3 The Company or its Subsidiary are in possession and control of all the assets included in the Accounts and those acquired since the Accounts Date, except for those Disclosed as being in the possession of a third party in the normal course of business or disposed of since the Accounts Date in the normal course of business.

18.      DELETED INTENTIONALLY

19.      ENVIRONMENTAL

The definitions in this paragraph apply in this agreement.

         HAZARDOUS SUBSTANCES: any natural or artificial substance (whether solid, liquid or gas and whether alone or in combination with any other substance or radiation), capable of causing harm to any human or other living organism or the Environment.

         ENVIRONMENT: air, water and land, all living organisms and natural or man-made structures.

         ENVIRONMENTAL LAW: any law in so far as it relates to Environmental Matters.

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         ENVIRONMENTAL MATTERS: the protection of human health, the protection and condition of the Environment, the condition of the workplace, the generation, transportation, storage, treatment, emission, deposit and disposal of any Hazardous Substance or Waste.

         WASTE: all waste, including any unwanted or surplus substance irrespective of whether it is capable of being recycled or recovered or has any value.

19.1 So far as the Vendor is aware, all permits, consents and licences required or issued under Environmental Law which are necessary for carrying on the Business have been obtained.

19.2 So far as the Vendor is aware, there are no Hazardous Substances or Waste at any of the Properties in circumstances which constitute a breach of Environmental Law.

19.3 So far as the Vendor is aware no proceeding or action relating to Environmental Law has been taken, is pending or threatened against the Company or its Subsidiary, or any employees, directors or officers of the Company or its Subsidiary by any competent authority or any other person.

19.4 So far as the Vendor is aware neither the Company nor any of its Subsidiaries has or will have any actual or potential liability under any Environmental Law by reason of it having owned, occupied or used any Previously-owned Land and Buildings.

20.      INTELLECTUAL PROPERTY

20.1     The definition in this paragraph applies in this agreement.

         INTELLECTUAL PROPERTY RIGHTS: patents, utility models, copyright, trade marks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

20.2 Neither the Company nor its Subsidiary have registered any Intellectual Property Rights.

20.3 Particulars have been Disclosed of all licences and agreements under which:

         (a) the Company or its Subsidiary uses Intellectual Property Rights owned by any third party; or

         (b) the Company or its Subsidiary has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.

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20.4     As far as the Vendor is aware the Company and its Subsidiaries do not require any other Intellectual Property Rights other than those Disclosed in order to carry on their respective activities.

20.5 So far as the Vendor is aware no trade mark, trade name or domain name identical or similar to any used by the Company or its Subsidiary has been registered, or is being used by any person in the same or a similar business to that of the Company or its Subsidiary in any country in which the Company or its Subsidiary is using its mark, trade name or domain name and there are and have been no claims, disputes or proceedings, pending or threatened in writing in relation to the ownership or use of such rights.

20.6 The agreements and licences Disclosed pursuant 20.3 above are so far as the Vendor is aware:

         (a)      valid and binding;

         (b) have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default;

         (c) are not the subject of any claim, dispute or proceeding, pending or threatened.

20.7 So far as the Vendor is aware the activities of the Company and its Subsidiary and of any licensee of Intellectual Property Rights granted by the Company or its Subsidiary have not infringed the Intellectual Property Rights of any third party.

21.      INFORMATION TECHNOLOGY

21.1     The definitions in this paragraph apply in this agreement.

         IT SYSTEM: all computer hardware (including network and telecommunications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by or to the Company or its Subsidiary.

         IT CONTRACTS: all arrangements and agreements under which any third party (including without limitation source code deposit agents) provides any element of, or services relating to, the IT System, including leasing, hire purchase, licensing, maintenance and services agreements.

21.2     Particulars of the IT System and all IT Contracts have been Disclosed.

21.3 The Company and its Subsidiary are the owners of the IT System free from Encumbrances and the Company and its Subsidiary have all necessary rights to enable them to make unrestricted use of the IT System.

21.4 The IT Contracts are so far as the Vendor is aware valid and binding and so far as the Vendor is aware no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract.

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21.5     There are, and so far as the Vendor is aware there have been no claims, disputes or proceedings arising or threatened under any IT Contracts in the past two years.

21.6 The Company and its Subsidiary have possession or control of the source code of all non-off-the-shelf software in the IT System, or have the right to gain access to such code under the terms of source code deposit agreements with the owners of the rights in the relevant software and reputable deposit agents.

21.7 So far as the Vendor is aware the elements of the IT System have not been materially defective or materially failed to function during the twelve months preceding the date of this agreement.

21.8 The Company and its Subsidiary have implemented procedures, including in relation to off-site working where applicable, for ensuring the security of the IT System and the confidentiality and integrity of all data stored in it.

21.9 The Company and its Subsidiary have in place a disaster recovery plan to enable the business of the Company and its Subsidiary to continue if there were significant damage to or destruction of some or all of the IT System. A copy of the plan is attached to the Disclosure Letter.

21.10 The performance and functionality of the IT System (and any other equipment and systems owned or used by the Company or its Subsidiaries which depend on date-programmed control devices) has so far as the Vendor is aware been unaffected by any changes in dates (past, present or future). In particular:

         (a) no value for a current date has caused any interruption in operation;

         (b) date-based functionality has behaved consistently for all dates;

         (c) in all interfaces and data storage, the century in any date is specified either explicitly or by unambiguous algorithms or inferencing rules; and

         (d)      all leap years are recognised as such.

21.11    The IT System is capable of:

         (a) performing its functions in multiple currencies, including the euro;

         (b) displaying and printing the generally accepted symbols for the euro and any other currency; and

         (c) processing the generally accepted codes for the euro and any other currency.

22.      DATA PROTECTION

22.1     The Company and its Subsidiary have:

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         (a)      complied in all material respects with the Data Protection Act
                  1984 and the Data Protection Act 1998; and

         (b) satisfied any requests for access to personal data subject to paragraph 22.1(a) of this Schedule 4.

22.2 So far as the Vendor is aware neither the Company nor its Subsidiary has received any:

         (a) notice or complaint under the Data Protection Act 1998 alleging non-compliance with the Act (including any information or enforcement notice, or any transfer prohibition notice); or

         (b) claim for compensation for loss or unauthorised disclosure of data; or

         (c) notification of an application for rectification or erasure of personal data.

23.      EMPLOYMENT

23.1     The definitions in this paragraph apply in this agreement.

         EMPLOYMENT LEGISLATION: legislation applying in England and Wales affecting contractual and other relations between employers and employees, including but not limited to the following legislation and any amendment, extension or re-enactment of such legislation; the Employment Rights Act 1996; the Equal Pay Act 1970; the Sex Discrimination Act 1975; the Race Relations Act 1976; the Disability Discrimination Act 1995; the Gender Reassignment Regulations 1999; the Transfer of Undertakings (Protection of Employment) Regulations 1981; the Employment Rights Act 1996; the Trade Union and Labour Relations (Consolidation) Act 1992; Section 3 of the Protection from Harassment Act 1997; the Working Time Regulations 1998; the National Minimum Wage Act 1998; the Employment Relations Act 1999; the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000; the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002; the Employment Act 2002; the Employment Equality (Religion or Belief) Regulations 2003; the Employment Equality (Sexual Orientation) Regulations 2003 and any claim arising under European treaty provisions or directives enforceable against the Company or its Subsidiary by any Employee or Worker.

         EMPLOYEE: any person employed by the Company or its Subsidiary under a contract of employment (whether written or oral).

         WORKER: any person who personally performs work for the Company or its Subsidiary but who is not an Employee or in business on their own account or is in a client/customer relationship with the Company or its Subsidiary.

23.2     The name of each person who is a Director is set out in Schedule 1.

23.3 The Disclosure Letter lists all Employees and Workers, the particulars of each Employee and Worker and the principal terms of their contract being:

         (a)      their name;

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         (b)      their current remuneration (including any material benefits provided or which the Company or its Subsidiary is bound to provide);

         (c) the commencement date of their contract and, if an Employee, the date on which their continuous service began;

         (d) the length of notice necessary to terminate the contract, or if a fixed term, the expiry date of the fixed term and details of any previous renewals;

         (e)      the type of contract (whether full or part-time or other);

         (f)      their date of birth;

         (g) the country in which the Employee or Worker works or performs services and/or is paid, if the Employee or Worker works or is paid outside England and Wales; and

         (h) the law governing the contract, if the Employee or Worker works or is paid outside England and Wales.

23.4 The Disclosure Letter lists all persons who are not Workers and who are providing services to the Company or its Subsidiary under an agreement which is not a contract of employment with the Company or its Subsidiary (including, in particular, where the individual acts as a consultant or is on secondment from a company which is not a member of the Company's Group) and the material terms on which the individual provides those services, being:

         (a)      the individual's name;

         (b) the remuneration of the individual (including any material benefits provided or which the Company or its Subsidiary is bound to provide);

         (c)      the length of notice necessary to terminate the agreement;

         (d)      the term of the agreement;

         (e) the country in which the individual provides services, if the individual provides services wholly or mainly outside England and Wales; and

         (f) the law governing the agreement, if the individual provides services wholly or mainly outside England and Wales.

23.5 The Disclosure Letter lists all Employees and Workers who are on secondment, maternity, paternity, adoption or other statutory leave or absent due to ill-health or for any other reason at the date of this agreement.

23.6 No notice to terminate the contract of employment of any Employee or Worker (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened and so far as the Vendor is aware no dispute under any Employment Legislation or otherwise is outstanding at the date of this agreement between:

         (a) the Company or its Subsidiary and any of its or their current or former Employees relating to their employment, its termination and any reference given by the Company or its Subsidiary regarding them; or

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         (b)      the Company or its Subsidiary and any of its or their current or former Workers relating to their contract, its termination and any reference given by the Company or its Subsidiary regarding them.

23.7 So far as the Vendor is aware no questionnaire has been served on the Company or its Subsidiary by an Employee or Worker under any Employment Legislation which remains unanswered in full or in part.

23.8 So far as the Vendor is aware every Employee or Worker of the Company and its Subsidiary who requires a work permit to work in the United Kingdom has a current work permit or other necessary permission to work and remain in the United Kingdom.

23.9 No offer of a contract of employment has been made by the Company or by its Subsidiary to any individual that has not yet been accepted, or which has been accepted but where the individual's employment has not yet started.

23.10 The acquisition of the Sale Shares by the Purchaser and compliance with the terms of this agreement will not enable any Directors or senior Employees of the Company or its Subsidiary to terminate their employment or receive any payment or other benefit.

23.11 All contracts between the Company and its Employees and Workers and between its Subsidiary and its Employees and Workers are terminable on three months' notice or less without compensation (other than statutory redundancy pay and pay for the period of notice).

23.12 All contracts between the Company or its Subsidiary and their Directors, Employees or Workers comply with any relevant requirements of section 319 of the Companies Act 1985.

23.13 Neither the Company nor its Subsidiary is a party to, bound by or proposing to introduce in respect of any of its Directors or Employees any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

23.14 Neither the Company nor its Subsidiary is a party to, bound by or proposing to introduce in respect of any of its Directors, Employees or Workers any share option, profit sharing, bonus, commission or any other scheme relating to the profit or sales of the Company or its Subsidiary.

23.15 So far as the Vendor is aware neither the Company nor its Subsidiary has incurred any actual or contingent liability in connection with any termination of employment of its Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

23.16 So far as the Vendor is aware neither the Company nor its Subsidiary has made or agreed to make a payment or provided or agreed to provide a benefit to a Director, Employee or Worker or to the dependants of any of those people in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

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

23.17 So far as the Vendor is aware the Company and its Subsidiary have maintained in all material respects current, adequate and suitable records regarding the service of each of its Employees and Workers.

23.18 Insofar as they apply to its Employees or Workers, and so far as the Vendor is aware the Company and its Subsidiary has complied in all material respects with any:

         (a)      legal obligations;

         (b)      codes of conduct or practice; and

         (c)      workforce or collective agreements, customs and practice,


         whether or not legally binding on it or in respect of which it would be expected to comply by any regulatory or self regulatory body to which it is subject.

23.19 Neither the Company nor its Subsidiary is involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union or other group or organisation representing Employees or Workers and so far as the Vendor is aware there is nothing likely to give rise to such a dispute or claim.

23.20 The material terms of all workforce agreements reached under any Employment Legislation and all collective bargaining or procedural or other agreements or arrangements with any trade union, group or organisation representing employees that relate to any Employees are contained in the Disclosure Letter.

24.      PROPERTY

24.1     The definitions in this paragraph apply in this agreement.

         PREVIOUSLY-OWNED LAND AND BUILDINGS: land and buildings that has or have, at any time before the date of this agreement, been owned (under whatever tenure) and/or occupied and/or used by the Company or its Subsidiary, but which are either no longer owned, occupied or used by the Company or its Subsidiary.

         PROPERTIES: the land and buildings, short particulars of which are set out in Schedule 8 and PROPERTY means each and every one of them and any part or parts of them.

         INVESTMENT LEASE: a lease, underlease or occupational licence identified in Part 2 of Schedule 6 as being one to which a Property is subject and all documents which are supplemental or collateral to such lease, underlease or occupational licence.

         INVESTMENT PROPERTY: a Property identified in Schedule 6 as being subject to an Investment Lease.

         TENANT: a tenant in whom an Investment Lease is currently vested.

24.2 The Properties are the only land and buildings owned, used or occupied by the Company and its Subsidiary.

24.3 Neither the Company nor its Subsidiary has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase or any other legal or equitable right affecting any land and buildings other than the Properties.

24.4 Neither the Company, nor any company that is or has at any time been a Subsidiary of the Company has any actual or contingent liability in respect of Previously-owned Land and Buildings.

24.5 Neither the Company nor its Subsidiary has given any guarantee or indemnity for any liability relating to any of the Properties.

24.6 The information contained in Schedule 6 is complete and accurate and includes all the information needed to identify:

         (a)      the Properties;

         (b)      all Investment Leases;

         (c)      all Tenants; and

         (d)      the present use of the Properties.

24.7 The Company, or the Subsidiary identified as the proprietor in Schedule 6, is the legal and beneficial owner of each Property.

24.8 The Properties are each exclusively occupied either by the Company or by the Subsidiary identified as the occupier in Schedule 6 or, in the case of any Investment Property, by the Tenant identified as the occupier in Schedule 6.

24.9 Except for the Investment Leases, the Properties are free from claims, liabilities, third party rights, private rights to restrict the use of any Property (other than any right to restrict use in accordance with the terms of any lease under which a Property is held, or in respect of the title to such Property), rights of occupation, options, rights to acquire, rights of first refusal, security interests, and so far as the Vendor is aware there are no outstanding actions, claims or demands in respect of any of the Properties.

24.10 So far as the Vendor is aware each of the Investment Leases is subsisting and is not subject to any agreement or right in favour of the Tenant to terminate or renew.

24.11 All material ancillary documents to each Investment Lease have been Disclosed and the documents relating to the Properties and the Investment Leases Disclosed were complete and accurate in all material respects.

24.12 So far as the Vendor is aware there are no outstanding notices or claims relating to any breach of any obligation under any such lease. There is no outstanding application for any consent under any such lease. There is no pending rent review under any such lease.

24.13 Neither the Company nor its Subsidiary have received or are aware of any notice, order or proposal which would adversely affect the value, use or enjoyment of any of the Properties or access to or from any of them.

24.14 So far as the Vendor is aware there are no outstanding disputes relating to or affecting any of the Properties.

24.15 No written notice of any breach of any applicable law or regulation in respect of any of the Properties has been received.

24.16 All written replies given by or on behalf of the Vendor, the Company or its Subsidiary in response to any written enquiries by or on behalf of the Purchaser in relation to the Properties were complete and accurate at the date they were given and would still be complete and accurate if the replies were given as at the date of this agreement.

25.      ACCOUNTS

25.1 The Accounts have been prepared in accordance with the Companies Acts and with accounting standards, policies, principles and practices generally accepted in the UK and in accordance with the law of that jurisdiction.

25.2 The Accounts have been audited by an auditor or firm of accountants qualified to act as auditors in the UK and the auditors' report(s) required to be annexed to the Accounts is unqualified.

25.3 The Accounts show a true and fair view of the assets and liabilities of the Company and its Subsidiary as at the Accounts Date, and the profits of the Company and its Subsidiary for the accounting period ended on, the Accounts Date.

25.4 The Accounts have been filed and laid before the Company in general meeting in accordance with the requirements of the Companies Acts.

25.5 The Accounts have been prepared on a basis consistent with the audited accounts of, as the case may be, the Company or its Subsidiary for the two prior accounting periods without any change in accounting policies used.

25.6 The Management Accounts have been prepared on a basis which is consistent with the management accounts of the Company and its Subsidiary for the previous twelve months.

26.      FINANCIAL AND OTHER RECORDS

26.1 So far as the Vendor is aware all financial and other records of the Company and its Subsidiary:

         (a)      have been properly prepared and maintained;

         (b) constitute an accurate record of all matters required by law to appear in them;

         (c)      do not contain any material inaccuracies or discrepancies; and

         (d)      are in the possession of the Company or the Subsidiary.

26.2 So far as the Vendor is aware no notice has been received or allegation made that any of those records are incorrect or should be rectified.

26.3 So far as the Vendor is aware all statutory records, including accounting records, required to be kept or filed by the Company or its Subsidiary have been properly kept or filed and comply with the requirements of the Companies Acts.

26.4 So far as the Vendor is aware all deeds and documents belonging to the Company are in the possession of the Company and those belonging to its Subsidiary are in the possession of the Subsidiary to which they belong.

27.      CHANGES SINCE ACCOUNTS DATE

         Since the Accounts Date:

         (a) the Company and its Subsidiary has conducted its business in the normal course and as a going concern;

         (b) so far as the Vendor is aware there has been no material adverse change in the turnover, or financial position of the Company or its Subsidiary;

         (c) neither the Company nor its Subsidiary has issued or agreed to issue any share or loan capital;

         (d) no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company or its Subsidiary;

         (e) neither the Company nor its Subsidiary has borrowed or raised any money or taken any form of financial security and no capital expenditure has been incurred on any individual item by the Company or its Subsidiary in excess of (pound)25,000 and neither the Company nor its Subsidiary has acquired, invested or disposed of (or agreed to acquire, invest or dispose of) any individual item by the Company or its Subsidiary in excess of (pound)25,000;

         (f) no shareholder resolutions of the Company or any of its Subsidiaries have been passed other than as routine business at the annual general meeting;

         (g) there has been no abnormal increase or reduction of stock in trade;

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

         (h) none of the stock in trade reflected in the Accounts has realised an amount less than the value placed in it in the Accounts;

         (i) neither the Company nor its Subsidiary has offered price reductions or discounts or allowances on sales of stock in trade, or sold stock in trade at less than cost price;

         (j) neither the Company nor its Subsidiary has sold any products at below cost price and all material sales of products have been at normal historic margins.

28.      RETIREMENT BENEFITS

28.1 The Pension Scheme is the only arrangement under which the Company or its Subsidiary has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump sum or death benefits in respect of its past or present officers and employees (PENSIONABLE EMPLOYEES) and no proposal or announcement has been made to any Employee or officer of the Company or its Subsidiary about the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension, lump sum, death, ill-health, disability or accident benefit.

28.2 Details of the Pension Scheme are set out in the Disclosure Letter, including (but without limitation):

         (a) copies of all relevant documentation governing the Pension Scheme and of any announcements and explanatory booklets relating to it; and

         (b) a list of all Pensionable Employees who are members of the Pension Scheme.

28.3 All contributions, insurance premiums, Tax and expenses due prior to Completion from PEL to and in respect of the Pension Scheme have been duly paid and there are no such liabilities outstanding in respect of the Pension Scheme at the date of this agreement.

28.4 The Pension Scheme is approved by the Board of the Inland Revenue for the purposes of Chapter I of Part XIV of the ICTA 1988 and there is no reason so far as the Vendor is aware why such approval may be withdrawn.

28.5 If the Pension Scheme is a contracted-out scheme within the meaning of the Pension Schemes Act 1993, there is in force a contracting-out certificate covering PEL in relation to its period of participation in the Pension Scheme.

28.6 No proposal or announcement has been made to any Employee or to any officer of the Company or PEL about the introduction, continuance, increase or improvement of any ill-health, disability or accident benefit nor have there been any ex gratia payments of such benefits to any Employees (or person claiming through an Employee) made by PEL.

28.7 PEL has complied in all material respects with its obligations under and in respect of the Pension Scheme.

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

28.8 The Company and PEL have complied with the requirements of Section 3 of the Welfare Reform and Pensions Act 1999.

28.9 No illegal discrimination is, or has at any stage been, made in the provision of pension, lump sum, death, ill-health, disability or accident benefits by the Company or PEL in relation to any of the Pensionable Employees.

28.10 No claims or complaints have been made or are expected or threatened in relation to the Pension Scheme or in respect of the provision of (or failure to provide) pension, lump sum or death benefits by the Company or PEL in relation to any of the Pensionable Employees and there is no fact or circumstance so far as the Vendor is aware which would give rise to such claims or complaints.

28.11 The Company and PEL operate ill-health, disability and accident benefits schemes for employees and full details of these schemes have been disclosed to the Purchaser. A list of all employees of PEL who are in receipt of any benefit under these schemes have been Disclosed to the Purchaser. The Disclosure Letter also Discloses full details of any employee of PEL whose application and entitlement to benefits under these schemes is under consideration.

                             PART 2. TAX WARRANTIES

29.      GENERAL

29.1 All notices, returns (including any land transaction returns), accounts, computations, statements, assessments and registrations and any other necessary information submitted by the Company or its Subsidiary to any Taxation Authority for the purposes of Taxation were punctually submitted, were accurate and complete when submitted and so far as the Vendor is aware remain accurate and complete in all material respects and none of the above is the subject of any material dispute with any Taxation Authority.

29.2 All Taxation (whether of the United Kingdom or elsewhere) for which the Company or its Subsidiary is or has been liable or is liable to pay before Completion has been duly paid (insofar as such Taxation ought to have been paid).

29.3 Neither the Company nor its Subsidiary has made any payments representing instalments of corporation tax pursuant to the Corporation Tax (Instalment Payments) Regulations 1998 in respect of any current or preceding accounting periods and is not under any obligation to do so.

29.4 Neither the Company nor its Subsidiary has paid within the past six years ending on the date of this agreement or is liable to pay any penalty, fine or interest charged by virtue of the provisions of the TMA 1970 or any other Taxation Statute.

29.5 Neither the Company nor its Subsidiary has within the past 12 months been subject to any non-routine visit, audit, investigation, discovery or access order by any Taxation Authority.

29.6 The amount of Taxation chargeable on the Company or its Subsidiary during any accounting period ending on or within the six years before Completion has not, to any material extent, depended on any agreements or other formal or informal arrangement with any Taxation Authority.

29.7 All transactions in respect of which any clearance or consent was required from any Tax Authority have been entered into by the Company or its Subsidiary after such consent or clearance has been properly obtained, any application for such clearance or consent has been made on the basis of full and accurate disclosure of all relevant material facts and considerations, and all such transactions have been carried into effect only in accordance with the terms of the relevant clearance or consent.

29.8 The Company and its Subsidiary have duly submitted all claims, disclaimers and elections due to be submitted before Completion the making of which has been assumed for the purposes of the Accounts.

29.9     DELETED INTENTIONALLY.

29.10 So far as the Vendor is aware neither the Company nor its Subsidiary is liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Taxation of any other person where that other person has failed to discharge a liability to Taxation to which he is primarily liable.

29.11 The Company and its Subsidiary have sufficient records to determine the tax consequence which would arise on any disposal of any asset owned by the Company or its Subsidiary at the Accounts Date or acquired since that date but prior to Completion.

30.      CHARGEABLE GAINS

         Save to the extent provided for in the deferred tax provision in the Accounts or the Completion Accounts the book value shown or adopted for the purposes of the Accounts as the value of each of the assets of the Company or its Subsidiary on the disposal of which a chargeable gain or allowable loss could arise does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible under section 38 of TCGA 1992.

31.      CAPITAL ALLOWANCES

31.1 Save to the extent provided for in the deferred tax provision in the Accounts or the Completion Accounts no balancing charge under the CAA 2001 would be made on the Company or its Subsidiary on the disposal of any pool of assets (that is, all those assets whose expenditure would be taken into account in computing whether a balancing charge would arise on a disposal of any other of those assets) or of any asset not in such a pool, on the assumption that the disposals are made for a consideration equal to the book value shown in or adopted for the purpose of the Accounts for the assets in the pool or (as the case may be) for the asset.

31.2 So far as the Vendor is aware no event has occurred since the Accounts Date (otherwise than in the ordinary course of business) whereby any balancing charge may fall to be made against, or any disposal value may fall to be brought into account by the Company or its Subsidiary under the CAA 2001.

32.      DISTRIBUTIONS

32.1 No distribution or deemed distribution within the meaning of sections 209, 210 or 211 of ICTA 1988 has been made (or so far as the Vendor is aware deemed to have been made) by the Company or its Subsidiary after 5 April 1965 except dividends shown in their audited accounts and neither the Company nor its Subsidiary is bound to make any such distribution.

32.2 No rents, interest, annual payments or other sums of an income nature paid by the Company or its Subsidiary or which the Company or its Subsidiary are under an existing obligation to pay in the future are or so far as the Vendor is aware may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax.

32.3 Neither the Company nor its Subsidiary has within the period of six years preceding Completion been engaged in, nor been a party to, any of the transactions set out in sections 213 to 218 (inclusive) of ICTA 1988, nor has it made or received a chargeable payment as defined in section 218(1) of ICTA 1988.

33.      LOAN RELATIONSHIPS

         All interests, discounts and premiums payable by the Company or its Subsidiary in respect of its loan relationships (within the meaning of section 81 of the Finance Act 1996) are eligible to be brought into account by the Company or its Subsidiary as a debit for the purposes of Chapter II of Part IV of the Finance Act 1996 at the time and to the extent that such debits are recognised in the statutory accounts of the Company or its Subsidiary.

34.      CLOSE COMPANIES

34.1 Neither the Company nor its Subsidiary has in any accounting period beginning after 31 March 1989 been a close investment-holding company as defined in section 13A of ICTA 1988.

34.2 No distribution within section 418 of ICTA 1988 has been made by the Company or its Subsidiary during the last six years ending at the Accounts Date, nor have such distributions been made between the Accounts Date and Completion.

34.3 Neither the Company nor its Subsidiary has within the period of six years preceding Completion made any loans or advances within sections 419 and 420 or 422 of ICTA 1988 and neither the Company nor its Subsidiary has released or written off or agreed to release or write off the whole or any part of any such loans or advances.

35.      GROUP RELIEF

         Except as provided in the Accounts, neither the Company nor its Subsidiary is obliged to make or entitled to receive any payment for group relief as defined in section 402(6) of ICTA 1988 in respect of any period ending on or before the Accounts Date.

36.      GROUPS OF COMPANIES

36.1 Neither the Company nor its Subsidiary has entered or agreed to enter into an election pursuant to section 171A of TCGA 1992 or paragraph 66 of Schedule 29 to the Finance Act 2002.

36.2 So far as the Vendor is aware the execution or completion of this agreement will not result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company or its Subsidiary for Taxation purposes pursuant to section 179 of TCGA 1992, paragraphs 58 or 60 of Schedule 29 to the Finance Act 2002.

36.3 Neither the Company nor its Subsidiary has ever been party to any arrangements pursuant to section 36 of the Finance Act 1998 (group payment arrangements).

36.4 Neither the Company nor its Subsidiary has been, and is not, required by Schedule 28AA of ICTA 1988 to compute its profits or losses as if an arm's length provision had been made instead of any actual provision.

37.      DELETED INTENTIONALLY

38.      COMPANY RESIDENCE AND OVERSEAS INTERESTS

38.1 The Company and its Subsidiary have within the past seven years been resident in the United Kingdom for corporation tax purposes and have not at any time in the past seven years been treated for the purposes of any double taxation arrangements having effect by virtue of section 249 of the Finance Act 1994, section 788 of ICTA 1988 or for any other tax purpose as resident in any other jurisdiction.

38.2 Neither the Company nor its Subsidiary has without the prior written consent of HM Treasury caused or entered into any of the transactions specified in section 765 of ICTA 1988 (migration of companies).

38.3 Neither the Company nor its Subsidiary holds shares in a company which is not resident in the United Kingdom and which would be a close company if it were resident in the United Kingdom in circumstances such that a chargeable gain accruing to the company not resident in the United Kingdom could be apportioned to the Company and/or its Subsidiary pursuant to section 13 of TCGA 1992.

38.4 Neither the Company nor its Subsidiary is holding or has held in the past seven years any interest in a controlled foreign company within section 747 of ICTA 1988, and neither of them has any material interest in an offshore fund as defined in section 759 of ICTA 1988.

38.5 Neither the Company nor its Subsidiary has a permanent establishment outside the UK.

39.      ANTI-AVOIDANCE

39.1 Neither the Company nor its Subsidiary has at any time been a party to a transaction or series of transactions which has or have included any steps or step having no commercial or business purpose apart from the avoidance of a liability to pay Tax..

40.      INHERITANCE TAX

40.1 Neither the Company nor its Subsidiary has made any transfer of value within sections 94 and 202 of the IHTA 1984, nor has it received any value such that liability might arise under section 199 of the IHTA 1984, nor has it been a party to associated operations in relation to a transfer of value as defined by section 268 of the IHTA 1984.

40.2 There is no unsatisfied liability to inheritance tax attached to or attributable to the Sale Shares or any asset of the Company or its Subsidiary and none of them are subject to any Inland Revenue charge as mentioned in section 237 and 238 of the IHTA 1984.

40.3 So far as the Vendor is aware no asset owned by the Company or its Subsidiary, nor the Sale Shares are liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of the IHTA 1984.

41.      VAT

41.1 The Company and its Subsidiary are each taxable persons and are duly registered for the purposes of VAT with quarterly prescribed accounting periods and neither the Company nor its Subsidiary is under a duty to make monthly payments on account under the Value Added Tax (Payments on Account) Order 1993.

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41.2     The Company and its Subsidiary have complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT.
41.3 All supplies for VAT purposes made by the Company or its Subsidiary are taxable supplies and neither the Company nor its Subsidiary has been denied full credit for all input tax incurred by the Company or its Subsidiary (as appropriate) by reason of the operation of sections 25 and 26 of the VATA 1994 and regulations made thereunder.

41.4 Neither the Company nor its Subsidiary is or has been for VAT purposes a member of any group of companies (other than the group comprising the Company and its Subsidiary, Pascall Electronic Systems Limited and Pascall Microwave Limited) and so far as the Vendor is aware no direction has been given by HM Customs & Excise under Schedule 9A to the VATA 1994 as a result of which the Company or its Subsidiary would be treated for the purposes of VAT as a member of a group other than the group comprising only the Company, its Subsidiary, Pascall Electronic Systems Limited and Pascall Microwave Limited.

41.5 Neither the Company nor its Subsidiary owns any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995.

41.6 Neither the Company nor its Subsidiary has made any claim for bad debt relief under section 36 of the VATA 1994 and there are no existing circumstances by virtue of which any refund of VAT obtained or claimed may be required to be repaid or there could be a claw back of input VAT from any Company or its Subsidiary under section 36(4) of the VATA 1994.

42.      STAMP DUTY AND STAMP DUTY LAND TAX

42.1 Any document on which the Company or its Subsidiary relies as purchaser or lessee is duly stamped for stamp duty purposes.

42.2 Neither the Company nor its Subsidiary hold any interest in any real property which was granted or transferred to it in the three years ending on the date of this agreement where such grant or transfer was the subject of an application for relief from stamp duty under Section 42 Finance Act 1930, Section 151 Finance Act 1995 or Section 76 Finance Act 1986.

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                            SCHEDULE 5 TAX COVENANT


1.    INTERPRETATION

1.1 The definitions and rules of interpretation in this paragraph apply in this Tax Covenant:


         PURCHASER'S RELIEF: means:

o any Accounts Relief (as defined in paragraph (a) of the definition of Liability for Taxation) or Repayment Relief (as defined in paragraph
         (b) of the definition of Liability for Taxation);

o any Post-Completion Relief of the Company or its Subsidiary (as defined in paragraph (c) of the definition of Liability for Taxation); and

o any Relief, whenever arising, of the Purchaser or any member of the Purchaser's Tax Group other than the Company or its Subsidiary.


         PURCHASER'S TAX GROUP: the Purchaser and any other company or companies which either are or become after Completion, or have within the seven years ending at Completion been, treated as members of the same group as, or otherwise connected or associated in any way with, the Purchaser for any Tax purpose.


         DEGROUPING CHARGE: any Liability for Taxation of the Company or its Subsidiary as a result of the Company or its Subsidiary ceasing to be, or ceasing to be treated as, a member of a group of companies for Tax purposes as a result of Completion or of entering into this agreement, or of the satisfaction of any condition in this agreement.


         EVENT: means the expiry of a period of time, the Company or its Subsidiary becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death or the winding up or dissolution of any person, and any transaction (including the execution of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events which for Tax purposes are deemed to have, or are treated or regarded as having, occurred on or before that date.


         FA: Finance Act


         GROUP RELIEF: any amount eligible for relief under Section 402-413 of ICTA 1988, advance corporation tax which is capable of being surrendered under Section 240 of ICTA 1988, any tax refund which is capable of being surrendered under Section 102 of the Finance Act 1989, any relievable tax which is capable of being surrendered pursuant to regulations made under Section 806H of ICTA 1988 or utilisation of any losses pursuant to an election under Section 171A of the TCGA 1992.

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         LIABILITY FOR TAXATION: any liability of the Company or its Subsidiary to make a payment of Tax whether or not the same is primarily payable by the Company or its Subsidiary and whether or not the Company or its Subsidiary has or may have any right of reimbursement against any other person or persons and:

o (a) the Loss of any Relief where such Relief has been taken into account in computing and so reducing or eliminating any provision for deferred Tax which appears in the Completion Accounts (or which but for such Relief would have appeared in the Completion Accounts) or where such Relief was treated as an asset of the Company or the Subsidiary in the Completion Accounts (ACCOUNTS RELIEF) (LOSS OF AN ACCOUNTS RELIEF), in which case the amount of the Liability for Taxation will be the amount of Tax which would (on the basis of Tax rates current at the date of this agreement) have been saved but for such Loss;

o (b) the Loss of any right to repayment of Tax (including any repayment supplement) which was treated as an asset in the Completion Accounts (REPAYMENT RELIEF) (LOSS OF A REPAYMENT RELIEF), in which case the amount of the Liability for Taxation will be the amount of the loss of the right to repayment and any related repayment supplement;

o (c) the set off or use against income, profits or gains earned, accrued or received or against any Tax chargeable in respect of an Event occurring on or before Completion of any Relief or right to repayment of Tax (including any repayment supplement) (in each case) which is not available before Completion but arises by reference to an Event occurring after Completion in circumstances where, but for such set off or use, the Company or its Subsidiary would have had a liability to make a payment of Tax for which the Purchaser would have been able to make a claim against the Vendor under this Tax Covenant (POST-COMPLETION RELIEF) (LOSS OF A POST-COMPLETION RELIEF), in which case, the amount of the Liability for Taxation shall be the amount of Tax saved by the Company or its Subsidiary as a result of such set off or use.

o (d) any liability of the Company or its Subsidiary to make any payment (other than to the Company or its Subsidiary) for the surrender of Group Relief to the Company or its Subsidiary pursuant to any arrangement or agreement entered into on or before Completion (save to the extent that such payment is reflected in the Completion Accounts or the benefit of the Group Relief is not reflected in the Completion Accounts), in which case the amount of the Liability for Taxation shall be the amount of such liability (disregarding any set off).

o (e) the loss in whole or in part of the right of the Company or its Subsidiary to receive any payment (other than from the Company or its Subsidiary) for Group Relief pursuant to any arrangement or agreement entered into on or before Completion where such payment was taken into account in the Completion Accounts, in which case the amount of the Liability for Taxation shall be the amount taken into account in the Completion Accounts or any liability to repay such a payment where such liability has not been reflected or taken into account in the Completion Accounts in which case the amount of the Liability for Taxation shall be the amount of the repayment.

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o        (f) any liability of the Company or its Subsidiary to make a payment pursuant to an indemnity, guarantee or covenant entered into before Completion under which the Company or its Subsidiary has agreed to meet or pay a sum equivalent to another person's liability to pay Tax, in which case the Liability for Taxation shall be equal to the amount of the liability to make a payment pursuant to the indemnity, guarantee or covenant.


         LOSS: any reduction, loss, nullification, disallowance or claw-back for whatever reason.


         RELIEF: any loss, relief, allowance, credit, exemption or set off (in each case) in respect of Tax or any deduction in computing income, profits or gains (in each case) for the purposes of Tax and any right to a repayment of Tax.


         RETAINED GROUP: the Vendor and any other company or companies (other than the Company or its Subsidiary) which either are or become after Completion, or have within the seven years ending at Completion been, treated as members of the same group, or otherwise connected or associated in any way with the Vendor for Tax purposes.


         TAX: all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities (in each case in the nature of taxation) wherever chargeable and whether of the UK or any other jurisdiction; and any penalty, fine, surcharge or interest relating thereto, but excluding the Uniform Business Rate, Council Tax, water rates and other local authority rates or charges and TAXATION shall have the same meaning.


         TAX CLAIM: any assessment (including self-assessment), notice, demand, letter or other document issued or action taken by or on behalf of any person (including the Company and/or its Subsidiary) and any Taxation Authority from which it appears that the Company and/or its Subsidiary is or may be subject to a Liability for Taxation or other liability in respect of which the Vendor is or may be liable under this Tax Covenant or under any Tax Warranty.


         TAXATION AUTHORITY: the Inland Revenue, HM Customs & Excise, the Department of Social Security and any other governmental or other authority whatsoever competent to impose any Tax whether in the United Kingdom or elsewhere.


         TAXATION STATUTE: any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same.

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1.2      References to "GROSS RECEIPTS", "INCOME", "PROFITS" or "GAINS" earned, accrued or received shall include any gross receipts, income, profits or gains deemed pursuant to the relevant Taxation Statute to have been or treated or regarded as earned, accrued or received.

1.3 References to a "REPAYMENT OF TAX" shall include any repayment supplement or interest in respect of it.

1.4 A reference to an "EVENT OCCURRING ON OR BEFORE COMPLETION" includes a series or combination of Events, all of which occurred on or before Completion.

1.5 A reference to an Event occurring on or before Completion includes a series or combination of Events all of which were or the first of which was an Event occurring on or before Completion or which commenced on or before Completion, provided that for the purposes of this paragraph a series or combination of Events shall only be taken into account if the Event or Events occurring on or before Completion occur outside of the ordinary course of business of the Company or its Subsidiary and the Event or Events occurring after Completion occur inside of the ordinary course of business of the Company or its Subsidiary.

1.6 Any reference to an Event occurring in the ordinary course of business shall, without prejudice to the generality thereof, be deemed not to include:

o any Event which leads directly or indirectly to any liability of the Company or its Subsidiary to pay Tax that is the primary liability of, or properly attributable to, or due from another person (other than a member of the Purchaser's Tax Group); or

o any acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm's length terms; or

o any distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or the Company or its Subsidiary becoming or ceasing to be or being treated as ceasing to be a member of a group of companies or becoming or ceasing to be associated or connected with any other company (in each case) for any Tax purposes; or

o any transaction or arrangement which includes, or a series of transactions or arrangements which include, any step or steps having no commercial or business purpose apart from the reduction, avoidance or deferral of a Liability for Taxation; or

o any Event which gives rise to a Liability for Taxation on deemed (as opposed to actual) profits or to the extent that it gives rise to a Liability for Taxation on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset; or

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o     any change of residence of the Company or the Subsidiary for Tax purposes.

1.7 Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

1.8 For the avoidance of doubt, references to any Liability for Taxation of the Company or its Subsidiary which results from any gains earned or received on or before Completion or any Event on or before Completion include a reference to any Liability for Taxation of the Company or its Subsidiary resulting from the sale of the Sale Shares pursuant to this agreement (including, without limitation, any liability arising under section 179 of TCGA 1992).

2.       COVENANT


         The Vendor covenants with the Purchaser that, subject to the provisions of this Schedule 5, the Vendor shall pay to the Purchaser, to the extent possible, but not so as to limit the amount payable where not wholly possible, by way of repayment of the Purchase Price for the Sale Shares, an amount equal to any:

o Liability for Taxation resulting from any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company or its Subsidiary on or before Completion;

o Liability for Taxation which arises under or by reference to section 767A or 767AA of the ICTA 1988, section 190 of the TCGA 1992 or section 132 of the FA 1988, paragraph 68 of schedule 29 to the FA 2002, paragraph 8 of schedule 34 to the FA 2002, paragraph 9 of schedule 35 to the FA 2002, or paragraphs 1 or 2 of schedule 39 to the FA 2002 in circumstances where such Liability for Taxation arises by reference to the non-payment of Tax by any member of the Retained Group;

o payment of interest or penalties for which the Company or its Subsidiary is liable as a result of the Company or its Subsidiary failing to make any instalment payment under the Corporation Tax (Instalment Payments) Regulations 1998 on or before Completion of an amount sufficient to avoid such interest or penalties, save to the extent that (i) any instalment payments due prior to Completion have been paid on or before the due dates or (ii) no instalment payments have been made prior to Completion, in each case based on reasonable forecasts of the profits of the Company and its Subsidiary at the due dates of such instalments;

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o        Liability for Taxation falling within paragraph (b) to paragraph (f) of the definition of Liability for Taxation;

o Liability for Tax resulting from an Event occurring on or before Completion in connection with or as a result of the Inland Revenue enquiry commenced on 7 December 2004 in respect of the corporation tax return for the year ended 31 March 2003 of PEL; and

o the reasonable costs and expenses incurred by the Purchaser, the Company or the Subsidiary in connection with a successful claim under the Tax Covenant and the Liability for Taxation giving rise to such a claim.

3.       PAYMENT DATE AND INTEREST

3.1 Where the Vendor is liable to make any payment under paragraph 2, the due date for the making of that payment (DUE DATE) shall be the later of the date falling ten Business Days after the Purchaser has served a notice on the Vendor demanding that payment and in a case:

o that involves an actual payment of Tax by the Company or its Subsidiary, the date on which the Tax in question would have had to have been paid to the relevant Taxation Authority in order to prevent a liability to interest or a fine, surcharge or penalty from arising in respect of the Liability for Taxation in question; or

o that involves a Liability for Taxation that falls within paragraph (a) of the definition of Liability to Taxation, the last date upon which the Tax is or would have been required to be paid to the relevant Taxation Authority in respect of the period in which the Loss of the Relief occurs; or

o that involves a Liability for Taxation that falls within paragraph (b) of the definition of Liability to Taxation, the date upon which the repayment was due from the relevant Taxation Authority; or

o that involves a Liability for Taxation that falls within paragraph (c) of the definition of Liability to Taxation, the date upon which the Tax saved by the Company or its Subsidiary is or would have been required to be paid to the relevant Taxation Authority; or

o that involves a Liability for Taxation that falls within paragraphs (d) to (f) of the definition of Liability for Taxation, not later than the fifth day before the day on which the Company or its Subsidiary is due to make or receive the payment.

3.2 If any sums required to be paid under this schedule are not paid on the Due Date (or other due date for the payment of such sums), then, except to the extent that the Vendor's liability under paragraph 2 compensates the Purchaser for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall


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         accrue from day to day after as well as before any judgment for the same) at the rate of 2% per annum over the base rate from time to time of Barclays Bank PLC or (in the absence thereof) at such similar rate as the recipient shall select from the day following the Due Date (or other due date for the payment of such sums) up to and including the day of actual payment of such sums.

4.       EXCLUSIONS

4.1 The Vendor shall not be liable under any Tax Warranty or any claim under the covenant contained in paragraph 2 in respect of any liability to the extent that:

o a provision, allowance or reserve in respect thereof has been made in or its payment or discharge is reflected in, or taken into account in the Completion Accounts; or

o the liability arises or is increased by reason of any increase in the rates of Tax or variation in the method of applying or calculating the rate of Tax made after the Completion Date whether or not with retrospective effect; or

o the liability arises or is increased as a result of any change in the law or accounting practice or principle or the published practice of a Taxation Authority announced and coming into force after Completion (whether relating to rates of Tax or otherwise) or the withdrawal after Completion of any extra-statutory concession previously made by a Taxation Authority (whether or not the change purports to be effective retrospectively in whole or in part); or

o the liability would not have arisen or would not have been increased but for a change after Completion in the bases, methods or policies of accounting of the Company or its Subsidiary or upon which the Company or its Subsidiary values its assets (other than a change made in order to comply with UK GAAP in force at Completion); or

o the Purchaser is compensated for any such matter under any other provision of this agreement; or

o the liability would not have arisen or would not have been increased but for a voluntary act, transaction or omission of the Purchaser, the Company or its Subsidiary after Completion being an act, transaction or omission which:


         (i) is not in the ordinary course of business of the Company or its Subsidiary; or


         (ii) the Company or its Subsidiary was not legally committed to do under a commitment that existed on or before Completion; or

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o        the Liability for Taxation is a De-grouping Charge which, whether by election or otherwise, is treated as accruing not to the Company or its Subsidiary but to the Vendor or any member of the Retained Group; or

o the liability would not have arisen or would have been reduced or eliminated but for a failure or omission after Completion, on the part of the Company, its Subsidiary or the Purchaser, to make any claim, election, surrender or disclaimer or to give any notice or consent or to do any other thing under any enactment or regulation relating to Tax the making, giving or doing of which was taken into account in computing the provision for Tax in the Completion Accounts; or

o the liability arises or is increased as a result of either the Company, the Subsidiary or the Purchaser failing to act in accordance with the provisions of paragraph 9 of this schedule; or

o such liability arises as a result of: (i) any voluntary disclaimer by the Company or the Subsidiary after Completion of the whole or part of any capital allowances claimed before Completion or the entitlement to which was taken into account in preparing the Completion Accounts, or
         (ii) the voluntary revocation or revision by the Company or the Subsidiary after Completion of any Relief claimed or the entitlement to which was taken into account in preparation of the Completion Accounts; or

o any Relief, other than a Purchaser's Relief is available to the Company or its Subsidiary (including by way of group relief from another company) to relieve or mitigate that liability.

5.       RECOVERY FROM THIRD PARTIES

5.1 Where the Purchaser, the Company or its Subsidiary is or becomes entitled to recover from some other person (including for the avoidance of doubt a Taxation Authority) not being the Purchaser, the Company or its Subsidiary or any other company within the Purchaser's Tax Group, any amount in respect of a Liability for Taxation, which has resulted in a payment being made by the Vendor under the Tax Warranties or the Tax Covenant, the Purchaser shall or shall procure that the Company or its Subsidiary shall:

o        notify the Vendor of its entitlement as soon as reasonably practicable;
         and

o if required by the Vendor and, subject to the Purchaser, the Company or its Subsidiary being indemnified by the Vendor against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take or procure that the Company or its Subsidiary takes all reasonable steps to enforce that recovery against the person in question (keeping the Vendor fully informed of the progress of any action taken) save where in the Purchaser's reasonable opinion, to do so is likely to harm its or the Company's or its Subsidiary's commercial relationship with that or any other person to an extent as great or greater than the amount which is sought to be recovered.

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5.2      If the Purchaser, the Company or its Subsidiary recovers any amount referred to in paragraph 5.1, whether after taking any action requested by the Vendor or otherwise the Purchaser shall as soon as reasonably practicable account to the Vendor for the lesser of:

o any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (save to the extent that that amount has already been made good by the Vendor); and

o the amount paid by the Vendor under paragraph 2 or under any Tax Warranty in respect of the Liability for Taxation in question.

6.       OVER-PROVISIONS AND CORRESPONDING BENEFIT

6.1      If, before the seventh anniversary of the date of this agreement:

         (a) any provision for Tax in the Completion Accounts proves to be an over-provision;

         (b) the amount by which any right to repayment of Tax which has been treated (or, in accordance with generally accepted accounting principles, could have been treated) as an asset in the Completion Accounts proves to have been under-stated;

         (c) a payment by the Vendor in respect of any Liability for Taxation under the Tax Covenant or the Tax Warranties, or the matter giving rise to such Liability for Taxation results in the Company, the Subsidiary or the Purchaser receiving or becoming entitled to any Relief (other than an Accounts Relief) which they utilise (including by way of repayment of
                  Tax) (CORRESPONDING RELIEF),

             then an amount equal to such over-provision, under-stated right to repayment of Tax, or the Tax saved by the Corresponding Relief at the date such Corresponding Relief is utilised (RELEVANT AMOUNT), shall be dealt with in accordance with paragraph 6.2.

6.2      The Relevant Amount:

         (a) shall first be set off against any payment then due from the Vendor under the Tax Covenant or the Tax Warranties;

         (b) to the extent there is an excess of the Relevant Amount after any application of the same under paragraph 6.2 (a), a refund shall be made to the Vendor of any previous payment or payments made by the Vendor under the Tax Covenant or the Tax Warranties and not previously refunded under this paragraph
                  6.2 (b) up to the amount of such excess; and

         (c) to the extent that the excess referred to in paragraph 6.2 (b) is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Vendor under the Tax Covenant or the Tax Warranties.

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6.3      If the Purchaser, the Company or its Subsidiary becomes aware of any circumstances which shall or may give rise to the application of paragraph 6.1, the Purchaser shall or shall procure that the Company or its Subsidiary (as appropriate) shall as soon as reasonably practicable give written notice of the same to the Vendor.

6.4 The Vendor may require (at the Vendor's cost) the auditors for the time being of the Company or its Subsidiary to certify the existence and quantum of any Relevant Amount and the date on which the Corresponding Relief is utilised and, in the absence of manifest error, their decision shall be final and binding.

7.       PURCHASER'S COVENANT

7.1      The Purchaser covenants to pay to the Vendor an amount equal to:

         (a) any liability or increased liability to Tax of the Vendor or any person connected with the Vendor arising under or by reference to section 767A or section 767AA of the ICTA 1988, section 190 of the TCGA 1992 or section 132 of the FA 1988, paragraph 68 of schedule 29 to the FA 2002, paragraph 8 of schedule 34 to the FA 2002, paragraph 9 of schedule 35 to the FA 2002, paragraphs 1 or 2 of schedule 39 to the FA 2002 or
                  Section 43 of the VATA 1994 by virtue of the non-payment of Tax by the Company or the Subsidiary save that this paragraph
                  7.1 (a) shall not apply in respect of any Tax for which the Vendor is liable to make (but has not yet made) payment to the Purchaser under the Tax Covenant; and

         (b) the reasonable costs and expenses of the Vendor or any person connected to the Vendor in connection with any liability referred to or in taking any action under this paragraph.

7.2 For the purposes of this paragraph, any reference to a liability to Tax shall include any liability to make a payment of Tax which would have arisen but for the utilisation of any Relief.

7.3 Paragraph 3 of this schedule shall apply to this paragraph 7 (with all necessary changes).

8.       CORPORATION TAX RETURNS

8.1 The Vendor or its duly authorised agent shall at the Vendor's cost and expense prepare the corporation tax returns and computations of the Company and its Subsidiary for all accounting periods ended on or prior to the Accounts Date, to the extent that the same have not been prepared before Completion, and submit them to the Purchaser.

8.2 The Purchaser shall procure that the returns and computations referred to in paragraph 8.1 shall be authorised, signed and submitted to the relevant Taxation Authority without amendment or with such amendments as the Purchaser reasonably considers to be necessary and shall give the Vendor or its agent all such assistance as may reasonably be


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         required (at the Vendor's cost and expense) to prepare and agree those returns and computations with the relevant Taxation Authority provided that the Purchaser shall not be obliged to take any such action as is mentioned in this paragraph 8.2 in relation to any return that is not complete, true and accurate in all material respects.

8.3 The Vendor or its duly authorised agent shall at the Vendor's cost and expense prepare all documentation and shall have conduct of all matters (including correspondence) relating to the corporation tax returns and computations of the Company and its Subsidiary for all accounting periods ended on or prior to the Accounts Date provided that the Vendor shall not without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed) transmit any communication (written or otherwise) to the relevant Taxation Authority or agree any matter with the relevant Taxation Authority.

8.4 The Purchaser shall and shall procure that the Company and its Subsidiary shall, at the Vendor's cost and expense,

         (a) afford such access to their books, accounts and records as is necessary and reasonable to enable the Vendor or its duly authorised agent to prepare and agree the corporation tax returns and computations of the Company and its Subsidiary for all accounting periods ended on or before the Accounts Date and conduct matters relating to them in accordance with this paragraph 8;

         (b) ensure that any correspondence which relates to the corporation tax returns and computations of the Company and its Subsidiary for all accounting periods ended on or before the Accounts Date, if received by the Purchaser, the Company or its Subsidiary (or their agents or advisers) is properly copied to the Vendor.

8.5 The Vendor shall take all reasonable steps to ensure that the corporation tax returns and computations of the Company and its Subsidiary for all accounting periods ended on or before the Accounts Date are prepared and agreed with the relevant Taxation Authority as soon as reasonably possible.

8.6 The Purchaser or its duly authorised agent shall at the Purchaser's cost and expense prepare, or procure that the Company and/or its Subsidiary shall prepare the corporation tax returns and computations of the Company and its Subsidiary for the accounting period ending on the date of Completion, to the extent that the same have not been prepared before Completion, and submit them to the Vendor.

8.7 The Purchaser shall procure that the corporation tax returns referred to in paragraph 8.6 shall be authorised, signed and submitted to the relevant Taxation Authority without amendment or with such amendments as the Vendor shall suggest to make the returns and computations complete, true and accurate in all respects (provided that for the avoidance of doubt the Purchaser shall not have to take into account any amendments suggested by the Vendor unless by not making such amendment the returns and computations would not be true, complete and accurate in all respects) and shall give the Vendor or its agent all such assistance as may be reasonably required (at the Vendor's cost and expense) to review and amend those returns and computations provided that the Purchaser shall not be obliged to take any such action as is mentioned in this paragraph 8.7 in relation to any return that is not true and accurate in all material respects.

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

8.8 The Vendor shall use its reasonable endeavours to ensure that the Company and its Subsidiary which is party to a group payment arrangement ("Group Payment Arrangement") with the Inland Revenue under section 36 of the Finance Act 1998 (as part of the group of companies of which the Vendor is a member) is as soon as reasonably practicable removed from the Group Payment Arrangement as provided for in the Group Payment Arrangement.

8.9 The Vendor shall use its reasonable endeavours to ensure that the nominated company (nominated for discharge of any liability to pay corporation tax under the Group Payment Arrangement) exercises its rights to apportion and re-apportion payments under the Group Payment Arrangement so far as reasonably practicable to ensure that any Liability for Taxation of the Company or its Subsidiary for which recovery would otherwise be available by the Purchaser under the Tax Covenant are fully and expeditiously discharged.

8.10 The Vendor will use its reasonable endeavours to ensure (to the extent permitted by law and for no consideration) that any Degrouping Charge for which recovery would otherwise be available by the Purchaser under the Tax Covenant or under the Tax Warranties is treated as accruing not to the Company or its Subsidiary but to the Vendor or a member of the Retained Group and the Purchaser will procure that the Company or its Subsidiary executes all claims, elections, consents or other documents relevant for that purpose.

8.11     For the avoidance of doubt:

o where any matter relating to Tax gives rise to a Tax Claim, the provisions of paragraph 9 shall take precedence over the provisions of this paragraph 8; and

o the provisions of this paragraph 8 shall not prejudice the rights of the Purchaser to make a claim under this Tax Covenant in respect of any Liability for Taxation.

9.       CONDUCT OF TAX CLAIMS

9.1 If the Purchaser, the Company or its Subsidiary becomes aware of a Tax Claim, the Purchaser shall give or procure that notice in writing is given to the Vendor as soon as is reasonably practicable of the Tax Claim, provided that if the Vendor receives any Tax Claim for whatever reason, it shall notify the Purchaser in writing as soon as is reasonably practicable and the Purchaser shall be deemed on receipt of such notification to have given the Vendor notice of such Tax Claim in accordance with the provisions of this paragraph 9 provided always that the giving of such notice shall not be a condition precedent to the Vendor's liability under the Tax Covenant.

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

9.2 If the Vendor so requests in writing, the Purchaser shall provide the Vendor with all reasonable and relevant details, documents and information as the Vendor may reasonably request relating to the Tax Claim in the possession or under the control of the Purchaser or the Company or its Subsidiary.

9.3 Provided that the Vendor indemnifies the Purchaser and the Company or its Subsidiary (as appropriate) to the Purchaser's reasonable satisfaction against all liabilities, costs, damages or expenses which may be incurred thereby including any additional Liability for Taxation, the Purchaser shall take and shall procure that the Company or its Subsidiary shall take such action as the Vendor may reasonably request by notice in writing given to the Purchaser, the Company or its Subsidiary to negotiate, avoid, dispute, defend, resist, appeal or compromise any Tax Claim and any adjudication in respect thereof (such a Tax Claim where action is so requested being hereinafter referred to as a DISPUTE), provided that neither the Purchaser, the Company nor its Subsidiary shall be obliged to appeal or procure an appeal against any assessment to Tax raised on any of them if, the Vendor having been given written notice of the receipt of such assessment, the Purchaser has not within 14 days of the date of the notice, received instructions in writing from the Vendor to do so.

9.4      If:

o the Vendor does not request the Purchaser to take or request the Purchaser to procure that, the Company or its Subsidiary takes any action under paragraph 9.3 or fails to indemnify the Purchaser, the Company or its Subsidiary to the Purchaser's reasonable satisfaction within a period of time (commencing with the date of the notice given to the Vendor) that is reasonable having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Tax Claim, and which period will not in any event exceed a period of 21 days; or

o the Vendor (or the Company or its Subsidiary (in each case) before Completion) has been involved in a case involving fraudulent conduct in respect of the Liability for Taxation which is the subject matter of the Dispute; or

o the Dispute involves an appeal against a determination by the Special Commissioners of the VAT and Duties Tribunal, unless the Vendor has obtained the opinion of Tax counsel of at least 5 years' standing that there is a reasonable prospect that the appeal will succeed, the Purchaser, the Company or its Subsidiary shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as are reasonable in the circumstances.

9.5 Subject to paragraph 9.3, by agreement in writing between the Purchaser and the Vendor, the conduct of a Dispute may be delegated to the Vendor upon such terms as may be agreed from time to time between the Purchaser and the Vendor, provided that, unless the Purchaser and the Vendor specifically agree otherwise in writing, the following terms shall be deemed to be incorporated into any such agreement:

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

o the Purchaser, shall be entitled to see and keep copies of all correspondence or other written records of telephone conversations or meetings (in each case) with the relevant Taxation Authority relating to the Dispute and, in the event that there is no written record, shall be given an immediate report of any telephone conversation with any Taxation Authority to the extent that it relates to a Dispute;

o the appointment by the Vendor of solicitors or other professional advisers to act in relation to the Dispute shall be subject to the approval of the Purchaser, such approval not to be unreasonably withheld or delayed;

o all material written communications pertaining to the Dispute which are to be transmitted by the Vendor to the relevant Taxation Authority shall be first submitted to the Purchaser for approval and shall only be finally transmitted to the relevant Taxation Authority if such approval is given, which approval is not to be unreasonably withheld or delayed;

o the Vendor shall make no settlement or compromise of the Dispute or agree any matter in the conduct of the Dispute which (in each case) is likely to affect the future liability to Tax of the Purchaser, the Company or its Subsidiary without the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed.

9.6 The Purchaser shall provide and shall procure that the Company or its Subsidiary provides to the Vendor and the Vendor's professional advisors reasonable access to premises and personnel and to any relevant assets, documents and records within their power, possession or control during normal business hours for the purpose of investigating the matters relating to the Tax Claim or Dispute and enabling the Vendor to take such action as is referred to in this paragraph 9.

9.7 Subject to the Vendor complying with the provisions of paragraph 9.3 the Purchaser shall keep the Vendor fully informed of the conduct of the Dispute and shall forward to the Vendor copies of all such correspondence as is relevant to the Dispute received or sent by or to the Purchaser, the Company or its Subsidiary relating thereto.

9.8 Neither the Purchaser, the Company nor its Subsidiary shall be subject to any claim by or liability to the Vendor for non-compliance with any of the provisions of this paragraph 9 if the Purchaser, the Company or its Subsidiary has bona fide acted in accordance with the instructions of the Vendor.

10.      GROSSING UP

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

10.1 All sums payable by the Vendor to the Purchaser under the Tax Covenant shall be paid free and clear of all deductions or withholdings whatsoever unless the deduction or withholding is required by law. If any deductions or withholdings are required by law to be made from any of the sums payable under the Tax Covenant, the Vendor shall pay to the Purchaser such sum as will, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

10.2 If the Purchaser is required to pay Tax on any sum paid by the Vendor to the Purchaser under the Tax Covenant, the amount so payable by the Vendor shall be increased by such amount as will ensure that, after payment of such Tax, the Purchaser is left with a net sum equal to the sum it would have received had no such Tax been required to be paid.

10.3 If the Purchaser would, but for the availability of a Purchaser's Relief, incur a liability to pay Tax falling within paragraph 10.2, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

10.4 If the Purchaser assigns the benefit of the Tax Covenant or any part of this agreement, the Vendor shall not be liable pursuant to paragraph
         10.1 or paragraph 10.2, save to the extent that the Vendor would have been so liable had no such assignment occurred.

11.      VALUE ADDED TAX GROUPS

11.1 The Purchaser shall procure that the Company shall notify HM Customs & Excise, as soon as reasonably practicable after Completion, that Pascall Electronics Systems Limieted and Pascall Microwave Limited are to be excluded from the value added tax group consisting of the Company, its Subsidiary, Pascall Electronics Systems Limited and Pascall Microwave Limited ("VAT GROUP") and that such exclusion is sought to have effect from not later than Completion. The Vendor shall provide the Purchaser with such information and assistance as the Purchaser may reasonably require for the purposes of this paragraph 11.1.

12.      GROUP RELIEF

12.1 If the Vendor is liable to make any payment to the Purchaser under this Schedule, and such liability arises in relation to a Liability for Taxation which is capable of being mitigated or eliminated by the surrender of Group Relief, the Vendor shall be entitled to or to procure the surrender of Group Relief to the Company or its Subsidiary. Such surrender shall be made for no consideration and shall discharge the relevant liability of the Vendor under this Schedule.

12.2 If the Company or its Subsidiary holds any Relief (other than a Purchaser's Relief) which is capable of being surrendered as Group Relief by the Company or its Subsidiary to the Vendor or any company nominated by the Vendor, the Vendor shall be entitled to request such surrender to be made for no consideration.

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

12.3 The Vendor and the Purchaser shall procure that all relevant claims, elections and surrenders and all other actions are taken as are required to effect the surrender and utilisation of the Group Relief referred to in this paragraph 12.


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

                      SCHEDULE 6 PARTICULARS OF PROPERTIES


PART 1.                                                 FREEHOLD PROPERTIES

-------------------------- ----------------------- -----------------------
DESCRIPTION OF THE
PROPERTY
-------------------------- ----------------------- -----------------------
OWNER
-------------------------- ----------------------- -----------------------
REGISTERED/UNREGISTERED
(AND TITLE NUMBER)
-------------------------- ----------------------- -----------------------
OCCUPIER
-------------------------- ----------------------- -----------------------
USE
-------------------------- ----------------------- -----------------------
IS THERE AN INVESTMENT
LEASE?
-------------------------- ----------------------- -----------------------
TENANT UNDER AN
INVESTMENT LEASE
-------------------------- ----------------------- -----------------------
CONTRACTUAL DATE OF
TERMINATION OF
INVESTMENT LEASE
-------------------------- ----------------------- -----------------------


                          PART 2. LEASEHOLD PROPERTIES

-------------------------- ----------------------- -----------------------
DESCRIPTION OF THE         Westridge Business
PROPERTY                   Park, Ryde, Isle of
                           Wight
-------------------------- ----------------------- -----------------------
OWNER                      Pascall Electronics
                           Ltd
-------------------------- ----------------------- -----------------------
REGISTERED/UNREGISTERED    Unregistered
(AND TITLE NUMBER)
-------------------------- ----------------------- -----------------------
CONTRACTUAL DATE OF
TERMINATION OF LEASE
-------------------------- ----------------------- -----------------------
OCCUPIER                   PEL and Performance
                           in People Limited
-------------------------- ----------------------- -----------------------
USE                        B1 Town & Country
                           Planning (use
                           Clauses) Order 1987
-------------------------- ----------------------- -----------------------
IS THERE AN INVESTMENT     Yes
LEASE?
-------------------------- ----------------------- -----------------------
TENANT UNDER AN            Performance in
INVESTMENT LEASE           People Ltd
-------------------------- ----------------------- -----------------------

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

-------------------------- ----------------------- -----------------------
CONTRACTUAL DATE OF
TERMINATION OF
INVESTMENT LEASE
-------------------------- ----------------------- -----------------------


                          PART 3. OTHER REAL PROPERTY

    SCHEDULE 7 ACCOUNTING POLICIES TO BE ADOPTED IN THE COMPLETION ACCOUNTS
                                 AND NET ASSETS


1.       The Completion Accounts shall:

1.1 take into account full accrual for the 2004 rent review in respect of the Westridge Property and back dated interest thereon;

1.2 In computing the deferred tax provision in the Completion Accounts no account shall be taken if any losses that are or are due to be surrendered by the Company or its Subsidiary to the Vendor or any other company it may nominate.

2.       The Net Assets shall:

2.1 include cash and borrowings but shall not include any of (i) costs or liabilities under finance or hire purchase leases, (ii) the Intelek Debt, (iii) amounts related to the Pension Scheme (including specifically pre-payment of (pound)242,000 in respect of the of Pension Scheme) and (iv) any goodwill arising on consolidation.

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


SIGNED as a deed by                 )
INTELEK PROPERTIES LIMITED          )
acting by its director              )
and secretary or two directors      )

Director.../s/ Ian Duncan Brodie

Director/Secretary.../s/ Kevin Neil Edwards


SIGNED as a deed by                 )
XCEL CORPORATION LIMITED            )
acting by its director              )
and secretary or two directors      )

Director.............../s/ Carmine T. Oliva........

Director/Secretary.../s/ Graham J. Jefferies.......

SIGNED as a deed by                 )
INTELEK PLC                         )
acting by its director              )
and secretary or two directors      )

Director.../s/ Ian Duncan Brodie

Director/Secretary.../s/ Kevin Neil Edwards

SIGNED as a deed by                 )
EMRISE CORPORATION                  )
acting by its director              )
and secretary or two directors      )

Director............/s/ Carmine T. Oliva...........

Secretary............/s/ Randolph D. Foote.........


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